Exhibit 10.1

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (this “Agreement”) is entered into as of February 8, 2007 (the “Execution Date”), by and between NXP B.V., a limited liability company organized under the laws of The Netherlands (“Parent Buyer”), NXP Semiconductors France SAS, a company incorporated under the laws of France (“Subsidiary Buyer”), Silicon Laboratories Inc., a Delaware corporation (“Parent Seller”) and Silicon Laboratories International Pte. Ltd., a private limited company organized under the laws of Singapore (“Subsidiary Seller”).  Each of Parent Buyer and Subsidiary Buyer are sometimes referred to in this Agreement collectively as “Buyer” and each of Parent Seller and Subsidiary Seller are sometimes referred to in this Agreement collectively as “Seller.”

AGREEMENT

In consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1           Defined Terms.  As used herein, the terms below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Action” shall mean any action, claim, suit, litigation, proceeding, mediation, arbitration, governmental audit, criminal prosecution or hearing, in each case, before any Governmental Authority or arbitration tribunal or any inquiry or investigation by any Governmental Authority.

“Ancillary Agreements” shall mean the Intellectual Property License Agreement, the Transition Services Agreement, the Escrow Agreement, the French Local Sale Agreement, the Bill of Sale, the Assignment and Assumption Agreement and the Intellectual Property Assignment Agreement.

“Assets” shall mean all of the assets, tangible and intangible, as set forth below, without duplication:

(a)           all of Seller’s and its Subsidiaries’ rights under all of the Contracts, including those listed on Schedule 1.1(a) (collectively, the “Assumed Contracts”);

(b)           all Equipment primarily used in the Business, including the Equipment listed on Schedule 1.1(b);

(c)           all Inventory;

(d)           all Books and Records;

(e)           all Intellectual Property Rights that are (i) listed on Schedule 1.1(e) or (ii) other than Patents and Trademarks, owned by Seller or its Subsidiaries (or licensed by any of them to extent transferable hereunder without additional monetary liability to Seller or its Subsidiaries) and exclusively used in the Business (together, the “Transferred Business IPR”);

(f)            all of the capital stock of the California Subsidiary (for clarity, except as set forth in Section 10.18, the California Subsidiary shall retain all of its assets);

(g)           all of the capital stock of the French Subsidiary (for clarity, except as set forth in Section 10.18, the French Subsidiary shall retain all of its assets);

(h)           Seller’s and Seller’s Subsidiaries’ rights under the Facility Leases, together with all fixtures and improvements now or subsequently located thereon, and all rights, privileges and easements which are appurtenant thereto;

(i)            all assets of the French Subsidiary Plans; and

(j)            Seller’s and Seller’s Subsidiaries’ right to bring and control any Action in law or equity against third parties for the infringement, misappropriation, violation or other damage or injury to (or breach of or default under) the foregoing prior to the Closing Date (whether standing alone or in combination with an Action for post-Closing injuries), provided that Seller shall be reimbursed for any monetary recovery relating to the time period on or prior to the Closing Date.

Notwithstanding the foregoing, in no event shall the term Assets include any Excluded Assets.

“Assumed Liabilities” shall mean only the following Liabilities of Seller and its Subsidiaries:

(a)           all Liabilities arising on or after the Closing Date under the Assumed Contracts (but not including any Liability for any Default under any Assumed Contract occurring prior to the Closing Date);

(b)           all Liabilities for any Taxes attributable to the Business for Post-Closing Tax Periods;

(c)           all Liabilities arising after the Closing Date with respect to the Rehired Employees;

(d)           all Liabilities (whether arising prior to, on, or after the Closing Date) with respect to Open Incoming POs.

(e)           all Liabilities (whether arising prior to, on, or after the Closing Date) with respect to Open Outgoing POs.

(f)            all Liabilities for Product warranty claims and Product liability claims to the extent such Liabilities result from operation of the Business after the Closing Date;

(g)           all Liabilities for Product warranty claims to the extent such Liabilities (i) result from operation of the Business on or prior to the Closing Date and (ii) do not exceed $25,000 with respect to any individual claim or series of related claims;

(h)           all Liabilities of Transferred Subsidiaries, but excluding all liabilities for any Taxes attributable to the Transferred Subsidiaries for Pre-Closing Tax Periods (subject to the indemnification provisions set forth in Section 9.3);

(i)            all Liabilities to Rehired Employees for accrued but unused vacation time;

(j)            all Liabilities of the French Subsidiary Plans;

(k)           all Liabilities to the extent arising out of, relating to or in connection with any Action or threatened Action (including a cease and desist letter, request for an investigation or offer to license) involving or relating to the Business or the Assets arising out of the conduct, operations or ownership of the Business or the Assets after the Closing Date;

(l)            all Liabilities for Products sold after the Closing Date; and

(m)          all Liabilities to distributors with respect to credit memos to be issued after the Closing Date with respect to earned and unearned price protection and ship and debits obligations.

“Books and Records” shall means Seller’s:  (a)  current product, business and marketing plans and promotional literature for the Products and the Projects, (b)  books, records (including customer, supplier, employee and purchasing records), lists (including customer, supplier and distributor lists), financial data, files and reports for the six months prior to the Closing Date for the Products and the Projects, and (c) current product and design manuals, plans, drawings, technical manuals, operating records and all other work product (in any media) for the Products and the Projects.

“Business” means all activities by Seller and its Subsidiaries, including but not limited to research, development, manufacturing, marketing, and sales, occurring at any time on or prior to the Closing Date in connection with: (i) CMOS power amplifier integrated circuits, (ii) CMOS transceiver integrated circuits, (iii) CMOS baseband integrated circuits, (iv) baseband software, and/or (v) the integration of one or more of the integrated circuits and software listed in (i) to (iv) above into integrated circuits or systems, in each case of (i) to (v) where such circuit, integrated circuit, system or software is used to receive and/or transmit signals complying with one or more of the cellular communications standards GSM, GPRS, EDGE, UMTS (including WCDMA), CDMA and their derivatives, extensions and successors.  For purpose of clarity, the term Business does not include any activities by Seller and its Subsidiaries in connection with the Retained Products of Seller.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are required to be closed.

“Business Employee” shall mean those Business Personnel who are employees of Seller or any of its Subsidiaries listed on Schedule 1.1(g).

“Business Personnel” shall mean those employees and independent contractors of Seller listed on Schedule 1.1(g).

“Cash” shall mean cash, cash equivalents and short-term investments (as defined under GAAP).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Confidentiality Agreement” shall mean that certain letter agreement, dated as of October 25, 2006, by and between Buyer and Seller.

“Contract” shall mean any agreement or contract to which Seller is a party or is bound and which primarily relates to the Assets or the Business.

“Court Order” shall mean any judgment, decision, consent decree, stipulation, injunction, ruling, writ or order of any foreign, federal, state or local Governmental Authority.

“Default” shall mean (a) a material breach of or material default under any Contract, or (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a material breach of or material default under any Contract.

“Encumbrances” shall mean any mortgage, pledge, lien, restriction, hypothecation, charge or other security interest other than (a) for Taxes not yet due and payable, (b) for purchase money, securing rental payments, or otherwise arising in the ordinary course of business and not incurred in connection with the borrowing of money; or (c) arising as a result of entering into this Agreement.

“Environmental Claim” shall mean any written or oral notice, claim, demand, order, action, cause of action, suit, complaint, proceeding, investigation or notice or other communication by any Person alleging any violation of, or any actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, monitoring costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (a) the presence or Release or threatened Release into the indoor or outdoor environment, of any Hazardous Material, (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Permit or (c) obligations or liabilities under any Environmental Law.

“Environmental Laws” shall mean all federal, state, local, and foreign Laws regulating, relating to or imposing liability or standards of conduct concerning pollution, contamination, preservation or protection of the environment or workplace health or safety, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Execution Date.

“Environmental Liabilities” means any and all Liabilities (a) arising out of any Environmental Claims, (b) pursuant to any applicable Environmental Laws, or (c) concerning the presence, handling, transportation, recycling, disposal or Release of any Hazardous Material, including pursuant to any lease, sublease or other agreement.

“Equipment” shall mean machinery, computer hardware, spare parts, supplies, equipment, tooling, patterns, dies and similar tangible personal property, including all warranty rights with respect thereto, but shall exclude fixtures.

“Excluded Assets” shall mean the following assets of Seller and its Subsidiaries:

(a)           all Cash;

(b)           all Receivables;

(c)           all Permits and insurance policies;

(d)           any of Seller Tax Returns, and records and work papers used in preparation thereof, excluding Tax Returns of any Transferred Subsidiary;

(e)           all rights of Seller under this Agreement and the Ancillary Agreements;

(f)            all Contracts set forth on the Schedule of Excluded Contracts (“Excluded Contracts”);

(g)           other than the Facility Leases, all leases of real property, together with all fixtures and improvements now or subsequently located thereon, and all rights, privileges and easements which are appurtenant thereto;

(h)           all Equipment listed on the Schedule of Excluded Equipment (“Excluded Equipment”);

(i)            any Inventory that has been disposed of in the ordinary course of business prior to the Closing without violating Section 5.2;

(j)            all enterprise software, databases and networks of Seller, including all sales management, engineering, materials, business planning, manufacturing, logistics, finance and accounting systems utilized by the Business;

(k)           all Intellectual Property Rights not included in the Transferred Business IPR;

(l)            all claims, rights, causes of action, choses in action, rights of recovery, rights of set-off of any kind against any Person, to the extent (i) related to Excluded Assets or Liabilities other than Assumed Liabilities, (ii) related to refunds of, and credits against, Taxes attributable to the Business for Pre-Closing Tax Periods, (iii) related to rights to payment or to enforce payment in connection with Products delivered by Seller on or prior to the Closing Date or (iv) otherwise related to periods on or prior to the Closing Date; and

(m)          any Employee Plans other than the French Subsidiary Plans.

“Facility Leases” shall mean the leases set forth on Schedule 3.6.

“French Local Sale Agreement” shall mean the sale and purchase agreement between the Subsidiary Seller and the Subsidiary Buyer for the sale and purchase of all of the capital stock of the French Subsidiary to be entered into only for purposes of filing with the French authorities, in a form reasonably satisfactory to Seller and Buyer.  In case of variation between the terms of the Agreement and the terms of the French Local Sale Agreement, the Agreement shall prevail.

“French Subsidiary Plans” means the Employee Plans listed on the Schedule of French Subsidiary Plans.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.

“Governmental Authority” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, board, bureau, official, ministry, organization, unit, body or entity and any court or other tribunal).

“Hazardous Materials” shall mean the hazardous or toxic substances, wastes, or other pollutants, including gasoline, petroleum or petroleum distillates, asbestos or asbestos containing materials or polychlorinated biphenyls, in each case that are regulated pursuant to or as to which liability or standards of conduct are imposed pursuant to any Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” shall mean (a) any obligation for borrowed money, including any obligation for accrued and unpaid interest thereon and any prepayment or other penalties or premiums, (b) any capitalized lease obligations (as determined in accordance with GAAP), (c) any reimbursement obligations in respect of any acceptances, letters of credit, surety bonds or similar arrangements, (d) all obligations to pay the deferred and unpaid purchase price of property, (e) bank overdrafts (excluding undrawn lines) and outstanding checks to the extent related to any account of the Business and (f) all guarantees issued in respect of obligations of any other Person of the type described in clauses (a) through (f).

“Intellectual Property Rights” or “IPR” shall mean all U.S. and foreign intellectual property rights, including without limitation (i)(a) patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications (“Patents”), (b) trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof (“Trademarks”), (c) copyrights and rights under copyrights, including copyrights in Software, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof (“Copyrights”), (d) mask work rights and registrations and applications for registration thereof (“Mask Works”), (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the Laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefore (“Databases”); (f) any rights in discoveries, inventions, developments, processes, designs and techniques that are not included in the definition of “Patents,” including any documents, memoranda, reports, studies, data or analyses relating thereto, (g) and any rights in trade secrets, know-how, and confidential, proprietary or non-public information, including documents containing the foregoing, analyses thereof, research, and lists (“Trade Secret Information”); and (h) Residuals.

“Inventory” shall mean all of Seller’s inventory of the Products held for resale, including raw materials, work in process, finished products, wrapping, supply and packaging items with respect to the Products.

“Laws” shall mean, with respect to a Person, any constitutions, laws (including common law), statutes, codes, ordinances, or directives, regulations, rules, notice requirements, edicts, decrees, court decisions, agency guidelines, principles of law and orders of any Governmental Authority applicable to such Person.

“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether  known or unknown, disputed or undisputed, secured or unsecured, asserted or unasserted, due or to become due, vested or unvested, liquidated or unliquidated, accrued or unaccrued, absolute, contingent, fixed, matured or unmatured, whether or not the same is required to be accrued on the financial statements of such Person, and whenever arising.

“Material Adverse Effect” shall mean the effect of any change, circumstance, development, condition or event that, in the aggregate, (i) is materially adverse to the business, properties, assets, condition or results of operations of the Business, taken as a whole, or (ii) materially impairs Seller’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that “Material Adverse Effect” shall not be deemed to include the effect of (A) any change, circumstance, development, condition or event affecting the general economic conditions in the United States or the world; (B) change, circumstance, development, condition or event that affects the semiconductor industry generally; (C) change, circumstance, development, condition or event related to the execution, announcement, performance or pendency of, or compliance with, this Agreement or the transactions contemplated herein, (D) natural disasters which do not have a disproportionate impact on the Business compared to its competitors, (E) war, sabotage, armed hostilities or acts of terrorism which do not have a disproportionate impact on the Business compared to its competitors, (F) any failure by the Company to meet or exceed projections or forecasts (provided that the underlying causes of such failure shall be considered in determining whether there is a Material Adverse Effect), (G) any matter directly related to and arising out of the items set forth on Schedule 3.10 set forth in the Seller Disclosure Schedule, or (H) changes in applicable Law or GAAP.

“Open Incoming POs” shall mean all purchase orders, invoices, release orders and similar agreements regarding Products from customers and distributors to the extent that the Products have not been shipped to such customers or distributors on or prior to the Closing Date.

“Open Outgoing POs” shall mean all purchase orders, invoices, release orders and similar agreements with Seller’s manufacturers, suppliers and other vendors with respect to the Business to the extent that the applicable product or service has not been delivered or rendered to Seller on or prior to the Closing Date.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, registrations, waivers, exemptions, qualifications, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other Person, necessary for the past or present conduct of, or relating to the operation of the Business.

“Person” shall mean an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization or other entity or organization of any kindor Governmental Authority.

“Post-Closing Tax Period” shall mean any Tax Period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax Period ending on the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Products” shall mean the products of Seller set forth on Schedule 1.1(Products).

“Projects” shall mean the projects of Seller set forth on Schedule 1.1(Projects).

“Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Receivables” shall mean (a) all trade accounts receivable and other rights to payment from customers and distributors related to the Business, (b) notes or other receivables, and (c) any claims, remedy or other rights related to any of the foregoing, in each case of clauses (a) through (c), in existence on or prior to the Closing Date.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Material through air, soil, surface water, groundwater or property.

“Representative” shall mean any officer, director, principal, attorney, agent, employee, accountant, advisor or other similar representative.

“Residuals” means Trade Secret Information in nontangible form (i.e., not in written or other documentary form, including tape, disk or other storage), including without limitation ideas, know-how or techniques, that is retained in the unaided memory of employees due to their past work for Seller or its Subsidiaries.

“Retained Products” shall mean those products and projects set forth on Schedule 1.1(Retained Products) and any logical extensions, successors, fixes, improvements and new releases thereof or thereto.

“Software” shall mean computer software, programs and databases in any form, including web content, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Straddle Period” shall mean any Tax Period beginning before and ending after the Closing Date.

“Subsidiary” of any Person shall mean any corporation, partnership or other entity of which such Person owns, directly or indirectly, 50% or more of the total combined voting power or other ownership interest or of which such Person acts as a general partner, managing member or in a similar capacity.

“Tax” shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including income, estimated income, business, occupation, value added, employment, social security, goods and services, stamp, alternative or add-on minimum, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including interest, penalties and additions in connection therewith.

“Tax Period” shall mean any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transferred Subsidiary” means (a) Silicon Laboratories France SARL (the “French Subsidiary”), all of the capital stock of which is owned by Subsidiary Seller and (b) StackCom, a California corporation (the “California Subsidiary”), all of the capital stock of which is owned by Parent Seller.

“Viral Software” means any Software licensed to Seller under an open source, copyleft or similar license agreement that requires, as a condition of being distributed or otherwise, that the source code for any proprietary Software that includes, utilizes, is derived from or is linked with such Software be licensed to third parties to whom such Software is distributed, including any Software licensed under the GNU General Public License, the GNU Lesser General Public License, or the Mozilla Public License.

1.2           Other Defined Terms.  Capitalized terms not defined in Section 1.1 above shall have the meanings set forth in the applicable Sections of the Agreement.

ARTICLE II.

PURCHASE AND SALE OF ASSETS

2.1           Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement and the Ancillary Agreements shall take place at 8:00 a.m. at the offices of DLA Piper US LLP, 1221 South Mopac Expressway, Suite 400, Austin, Texas 78746, or at such other place as shall be mutually agreeable to the parties hereto, as soon as practicable (but in no event later than two Business Days) after the satisfaction or waiver of the latest to occur of the conditions to the Closing set forth in Articles VI and VII hereof (other than the conditions to be satisfied at the Closing) or such other date and time as shall be mutually agreeable to the parties hereto (the “Closing Date”) and the Closing shall be deemed effective as of the end of the day on the Closing Date.

2.2           Transfer of Assets.  Upon the terms and subject to the conditions contained herein, at the Closing, Seller and its Subsidiaries will sell, transfer and assign to Buyer, and Buyer will purchase and acquire from Seller and its Subsidiaries, all of the right, title and interest of Seller and its Subsidiaries in and to the Assets, free and clear of all Encumbrances.

2.3           Assumption of Liabilities.  Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume and agree to discharge the Assumed Liabilities.  Buyer’s assumption of the Assumed Liabilities shall not limit Buyer’s remedies for Seller’s breach of any representation or warranty in Article III.

2.4           Excluded Liabilities.  Any other provision of this Agreement notwithstanding, Buyer shall not be obligated to assume, pay, perform, discharge or be responsible for any Liabilities of Seller or any of its Subsidiaries other than the Assumed Liabilities.  Seller and its Subsidiaries shall retain and shall be responsible for the payment, performance and/or discharge of all Liabilities of Seller and its Subsidiaries, whether arising before or after the Closing Date, other than the Assumed Liabilities  (such Liabilities, collectively, the “Excluded Liabilities”), including the following:

(i)            any Liability to the extent arising out of or relating to the operation or conduct by Seller or any of its Subsidiaries or affiliates of any business other than the Business, including any Liability arising out of or related to (A) the transfer of assets or employees by the French Subsidiary to the Retained French Subsidiary pursuant to Section 10.18 (including any Liability under any agreement between the French Subsidiary and the Retained French Subsidiary relating to such transfer and any Liability to trade or other third party creditors or to tax authorities relating to or arising out of such transfer) or (B) any failure, whether in part or in whole, by Seller to procure such transfer of assets and employees;

(ii)           any Liability to the extent arising out of or relating to any Excluded Asset;

(iii)          any Liability for Taxes (A) for a Pre-Closing Tax Period, (B) attributable to the transactions contemplated in Section 10.18 (Pre-Closing Transfers) or (C) of any Person, whether by reason of Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(iv)          any Environmental Liabilities to the extent arising out of or relating directly or indirectly to the conditions existing or events occurring on or prior to the Closing Date involving or relating to the Business or the Assets or that are attributable to the conduct, acts, operations or omissions of Seller or any of its Subsidiaries;

(v)           all Liabilities arising out of or related to Employee Plans other than the French Subsidiary Plans, including all Liabilities arising out of or related to the employees listed on Schedule 10.18;

(vi)          all Liabilities related to Business Personnel and other employees or independent contractors of Seller and its Subsidiaries arising prior to or on the Closing Date (including any severance or termination Liabilities arising due to terminations of employment or services arrangements with Seller and its Subsidiaries);

(vii)         any interest expense and indebtedness (whether as obligor, guarantor or otherwise) of Seller or its Subsidiaries to third parties for borrowed money;

(viii)        any Liability for checks drawn on bank accounts of Seller or its Subsidiaries that have been issued but not cleared as of the Closing Date;

(ix)           (A) all accounts payable of Seller or its Subsidiaries incurred in connection with the operation of the Business on or prior to the Closing Date and (B) any other Liability of Seller or any of its Subsidiaries for payment with respect to services performed or goods acquired in connection with the operation of the Business or the Assets on or prior to the Closing Date; or

(x)            all Liabilities to the extent arising out of, relating to or in connection with any Action or threatened Action (including a cease and desist letter, request for an investigation or offer to license) involving or relating to the Business or the Assets arising out of the conduct, operations or ownership of the Business on or prior to the Closing Date.

2.5           Purchase Price.  Upon the terms and subject to the conditions contained herein, on the Closing Date, (i) Parent Buyer shall (a) pay or cause to be paid to Parent Seller, by wire transfer of immediately available funds to the account designated in writing by Parent Seller at least three Business Days prior to the Closing, cash in U.S. dollars in an aggregate amount equal to $108,300,000 (the “Parent Cash Closing Payment”), and shall (b) pay or cause to be paid, by wire transfer of immediately available funds to JPMorgan Chase Bank, N.A. (the “Escrow Agent”) to be held in escrow (the “Escrow Fund”), cash in U.S. dollars in an aggregate amount equal to $14,250,000 (the “Escrow Amount”) and (ii) Parent Buyer shall pay or cause to be paid to Subsidiary Seller, by wire transfer of immediately available funds to the account designated in writing by Subsidiary Seller at least three Business Days prior to the Closing, cash in U.S. dollars in an aggregate amount equal to $162,450,000 (the “Subsidiary Cash Closing Payment” and, collectively with the Parent Cash Closing Payment and the Escrow Amount, the “Purchase Price”).

2.6           Purchase Price Adjustment.

(a)           Within 60 days following the Closing Date, Seller shall deliver to Buyer a closing statement setting forth the valuation (“Seller’s Calculation”) of the Inventory, net of the reserve for Inventory write down (“Net Inventory”) as of the Closing Date (the “Closing Inventory Value”) calculated on a basis consistent with the valuation of Inventory in preparing the Financial Statements.

(b)           If Buyer disagrees with Seller’s Calculation, Buyer may, within 30 days after delivery of the closing statement, deliver a notice to Seller disagreeing with Seller’s Calculation and specifying Buyer’s calculation of the Closing Inventory Value (“Buyer’s Calculation”) and, in reasonable detail, Buyer’s grounds for such disagreement.

(c)           If the notice of disagreement shall be duly delivered pursuant to Section 2.6(b), Buyer and Seller shall, during the 15 days following such delivery, use their reasonable efforts to reach agreement on the Closing Inventory Value.  If Buyer and Seller are unable to reach such agreement during such period, the parties shall promptly engage a United States-based division of an accounting firm of international standing mutually agreeable to the parties as a mediator (the “Mediating Auditor”) to review promptly this Agreement and the Net Inventory for the purpose of calculating the Closing Inventory Value.  In making such calculation, the Mediating Auditor shall determine the Closing Inventory Value, and such determination shall be an amount within the range established by Seller’s Calculation and Buyer’s Calculation.  The Mediating Auditor shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation of the Closing Inventory Valuation.  Such report shall be final and binding upon Buyer and Seller (absent manifest error).  The cost of the Mediating Auditor shall be borne (i) by Seller if the difference between Final Inventory Value and Seller’s Calculation is greater than the difference between the Final Inventory Value and Buyer’s Calculation, (ii) by Buyer if the first such difference is less than the second such difference; and (iii) equally by Buyer and Seller if otherwise.

(d)           Buyer and Seller agree that they will reasonably cooperate and assist in the preparation of the closing statement, the calculation of the Closing Inventory Value and in the conduct of the reviews referred to in this Section 2.6, including by making available to the other party and its representatives, to the extent reasonably requested, reasonable access to books, records, work papers, personnel and representatives in connection with such party’s review and preparation of the closing statement.

(e)           If the Final Inventory Value is less than $12,500,000 (the “Base Inventory Value”), Seller shall pay to Buyer, as an adjustment to the Purchase Price, the amount of such detriment. “Final Inventory Value” means the Closing Inventory Value (i) as shown in Seller’s Calculation if no notice of disagreement with respect thereto is duly delivered to Seller in compliance with Section 2.6(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.6(c) or (B) in the absence of such agreement, as shown in the Mediating Auditor’s calculation delivered pursuant to Section 2.6(c).  Notwithstanding the foregoing, in no event shall the Final Inventory Value be more than Seller’s Calculation or less than Buyer’s Calculation.

(f)            Any payment pursuant to this Section 2.6 shall be made at a mutually convenient time and place within 10 days after the determination of Final Inventory Value by Seller’s delivery by wire transfer of immediately available funds to such account or accounts of such other party as may be designated by such other party.

2.7           Earn-Out.

(a)           Subject to the provisions of this Section 2.7, following the Closing Buyer shall pay or cause to be paid to Seller a payment based on 2007 Revenue, 2008 Revenue and 2009 Revenue, as applicable, as follows:

(i)            No later than April 30, 2008, Buyer shall prepare and deliver to Seller (i) a statement setting forth in reasonable detail the 2007 Revenues and the amount of the 2007 Earnout Payment, if any, and (ii) a certificate of Buyer’s Chief Financial Officer or other officer of Buyer certifying on behalf of Buyer that the calculation of 2007 Revenues and the 2007 Earnout Payment, if any, was made in accordance with the terms of this Section 2.7 (such statement and certificate being referred to as the “2007 Earnout Certificate”).  If the 2007 Earnout Certificate provides that Seller is entitled to a 2007 Earnout Payment, Buyer shall make such 2007 Earnout Payment to Seller on or prior to the date that is 30 days following delivery of the 2007 Earnout Certificate.

(ii)           No later than April 30, 2009, Buyer shall prepare and deliver to Seller (i) a statement setting forth in reasonable detail the 2008 Revenues and the amount of the 2008 Earnout Payment, if any, and (ii) a certificate of Buyer’s Chief Financial Officer or other officer of Buyer certifying on behalf of Buyer that the calculation of 2008 Revenues and the 2008 Earnout Payment, if any, was made in accordance with the terms of this Section 2.7 (such statement and certificate being referred to as the “2008 Earnout Certificate”).  If the Earnout Certificate provides that Seller is entitled to a 2008 Earnout Payment, Buyer shall make such 2008 Earnout Payment to Seller on or prior to the date that is 30 days following delivery of the 2008 Earnout Certificate.

(iii)          No later than April 30, 2010, Buyer shall prepare and deliver to Seller (i) a statement setting forth in reasonable detail the 2009 Revenues and the amount of the 2009 Earnout Payment, if any, and (ii) a certificate of Buyer’s Chief Financial Officer or other officer of Buyer certifying on behalf of Buyer that the calculation of 2009 Revenues and the 2009 Earnout Payment, if any, was made in accordance with the terms of this Section 2.7 (such statement and certificate being referred to as the “2009 Earnout Certificate”).  If the Earnout Certificate provides that Seller is entitled to a 2009 Earnout Payment, Buyer shall make such 2009 Earnout Payment to Seller on or prior to the date that is 30 days following delivery of the 2009 Earnout Certificate.

(b)           Prior to December 31, 2007, Seller shall provide Buyer with Seller’s calculation of Seller’s portion of 2007 Revenue.  Seller shall have an opportunity to review the 2007 Earnout Certificate, 2008 Earnout Certificate or 2009 Earnout Certificate, as the case may be, for a period of 30 days following delivery of such certificate (the “Review Period”), during which period Seller and Seller’s representatives shall have reasonable access, during normal business hours and upon reasonable notice, to the books and records of Buyer and Buyer’s financial and accounting personnel for the purpose of confirming the calculations and information contained in the 2007 Earnout Certificate, 2008 Earnout Certificate or 2009 Earnout Certificate, as the case may be.  All information obtained by Seller shall be deemed confidential information subject to the restrictions of an appropriate confidentiality agreement and shall not be disclosed or made use of in any manner by Seller other than for the limited purpose of enforcing Seller’s rights under this Agreement.

(c)           Manner of Computation.

(i)            For purposes of this Agreement, “2007 Revenue” shall mean net revenue determined in accordance with GAAP, which is net of returns, allowances and advertiser discounts, recognized by Seller, Buyer or any of their Subsidiaries (without duplication and net of transactions between and among Buyer and its Subsidiaries) for the 12 months ending December 31, 2007, from the Products and Projects and their logical extensions, successors, fixes, improvements and new releases thereto.

(ii)           For purposes of this Agreement, “2008 Revenue” shall mean net revenue determined in accordance with GAAP, which is net of returns, allowances and advertiser discounts recognized by Buyer or any of its Subsidiaries (without duplication and net of transactions between and among Buyer and its Subsidiaries) for the 12 months ending December 31, 2008, from the Products and Projects and their logical extensions, successors, fixes, improvements and new releases thereto.

(iii)          For purposes of this Agreement, “2009 Revenue” shall mean net revenue determined in accordance with GAAP, which is net of returns, allowances and advertiser discounts recognized by Buyer or any of its Subsidiaries (without duplication and net of transactions between and among Buyer and its Subsidiaries) for the 12 months ending December 31, 2009, from the Products and Projects and their logical extensions, successors, fixes, improvements and new releases thereto.

(iv)          Such calculations of 2007 Revenue, 2008 Revenue and 2009 Revenue shall be determined in a manner consistent with (x) GAAP applied on a basis consistent with Buyer’s past practices and (y) the revenue recognition policies of Buyer.

(v)           The “2007 Earnout Payment” shall equal the lesser of (A) $65,000,000 and (B)(1) 0.20 multiplied by (2) the excess of 2007 Revenue over $195,000,000 (the “2007 Revenue Target”).

(vi)          The “2008 Earnout Payment” shall equal the lesser of (A)(1) $65,000,000 minus (2) the 2007 Earnout Payment and (B)(1) 0.20 multiplied by (2) the excess of 2008 Revenue over $230,000,000 (the “2008 Revenue Target”).

(vii)         The “2009 Earnout Payment” shall equal the lesser of (A)(1) $65,000,000 minus (2) the 2007 Earnout Payment minus (3) the 2008 Earnout Payment and (B)(1) 0.20 multiplied by (2) the excess of 2009 Revenue over $246,000,0000 (the “2009 Revenue Target” and together with the 2007 Revenue Target and 2008 Revenue Target, the “Revenue Targets”).

(viii)        For the avoidance of doubt, the sum of the 2007 Earnout Payment, 2008 Earnout Payment and 2009 Earnout Payment (collectively, the “Earnout Payments”) shall not exceed $65,000,000 in the aggregate.

(d)           Dispute Resolution.

(i)            If Seller disagrees with any aspect of the 2007 Earnout Certificate, 2008 Earnout Certificate or 2009 Earnout Certificate, Seller shall deliver written notice to Buyer on or prior to the expiration of the Review Period, indicating in reasonable detail the nature and extent for such disagreement (an “Earnout Dispute Notice”).  Unless an Earnout Dispute Notice is delivered on or prior to the expiration of the applicable Review Period, the 2007 Revenue, 2008 Revenue or 2009 Revenue as set forth in the 2007 Earnout Certificate, 2008 Earnout Certificate or 2009 Earnout Certificate, respectively, shall be final and binding on Seller and Buyer.

(ii)           If Seller delivers an Earnout Dispute Notice to Buyer on or prior to the expiration of the Review Period, Seller and Buyer shall attempt in good faith to resolve the disagreements set forth in the Earnout Dispute Notice.  If Seller and Buyer are able to resolve the disagreements set forth in the Earnout Dispute Notice, they shall reduce such resolution to writing and such agreed upon 2007 Revenue, 2008 Revenue or 2009 Revenue, as the case may be, shall be final and binding on Seller and Buyer and shall be paid to Seller within 5 Business Days of the execution of such writing.

(iii)          If Seller and Buyer are not able to resolve the disagreements set forth in the Earnout Dispute Notice within 30 days following delivery of the Earnout Dispute Notice, Seller and Buyer will refer the items of disagreement for determination to an independent accounting firm of outstanding reputation agreed upon by Seller and Buyer (the “Independent Accounting Firm”) to resolve the disagreements and make a final and binding determination of the 2007 Revenue, 2008 Revenue or 2009 Revenue, as the case may be, provided, however, that the determination of the Independent Accounting Firm shall not be in excess of the amount proposed by Seller nor less than the amount proposed by Buyer.  The Independent Accounting Firm, Buyer and Seller will enter into such engagement letters as reasonably required by the Independent Accounting Firm to perform under this Section 2.7.  The non-prevailing party shall be responsible for the fees and expenses of the Independent Accounting Firm; provided that if the Independent Accounting Firm resolves the dispute so that Buyer and Seller both prevail in part, Buyer and Seller shall each pay the fees and expenses of the Independent Accounting Firm in the proportion that such dispute was resolved in favor of the other party, which shall be determined by the Independent Accounting Firm.

(iv)          If the Independent Accounting Firm determines that Seller is entitled to a 2007 Earnout, 2008 Earnout or 2009 Earnout, Buyer shall make such payment within 5 Business Days of such determination.

(e)           Covenants Regarding Contingent Payments.  Seller acknowledges, understands and agrees that, after the Closing, Buyer and its Subsidiaries shall exercise operational control of the Business and the Assets without interference by Seller.  Seller understands that the future creation and marketing of the Business and its products and projects shall be exercised by Buyer and its Subsidiaries in accordance with their own business judgment and in their sole and absolute discretion.  Seller further acknowledges, understands and agrees that: (A) Buyer and its Subsidiaries will have complete control and sole and absolute discretion with respect to decisions concerning the Business after the Closing, (B) such control and discretion by Buyer could have a material adverse effect upon any amount that may be payable under Section 2.7 of this Agreement, (C) such control and discretion by Buyer and its Subsidiaries over the matters set forth in clauses (A) and (B) above could result in Seller receiving no amounts whatsoever under Section 2.7 of this Agreement and (D) Buyer and its Subsidiaries have no duty to Seller to commercially exploit the Business or its products or projects or to exert any level of efforts in marketing the Business or its products or projects.  In addition, Seller acknowledges, understands and agrees that whether or not Buyer or any of its Subsidiaries make any sales with respect to the Business after the Closing, neither Buyer, nor any of its Subsidiaries are prohibited pursuant to this Section 2.7 from researching, developing, manufacturing, marketing or selling other products that may compete with or reduce the sales of the Business.  Seller also acknowledges, understands and agrees that personnel of Buyer and its Subsidiaries are only required to take actions in connection with the commercial exploitation of the Business and its products and projects that such personnel believe to be in the best interests of Buyer and, as applicable, its Subsidiaries, and that they are not required to take into account the interests of Seller in determining whether to take such actions.  Accordingly, with respect to this Section 2.7, Seller agrees not to challenge in any subsequent claim or action any decision regarding such commercial exploitation of the Business and its products and projects made by any director, officer, employee or agent of Buyer or of any of its Subsidiaries in what such decision-making individual subjectively believes to be the best interests of Buyer or any of its Subsidiaries, unless such action constitutes a breach by Buyer of any of its express obligations under this Agreement or the Ancillary Agreements.

(f)            Distribution.  With respect to each payment to Seller pursuant to this Section 2.7, 40% of such payment shall be made to Parent Seller and 60% of such payment shall be made to Subsidiary Seller.

(g)           Successors.  Until all obligations of Buyer under this Section 2.7 are completed, Buyer will require any successor to Buyer’s interest in the Assets (whether direct or indirect, including by merger, consolidation, reorganization, or sale of all or substantially all of the Assets) to assume and agree to perform this Agreement, in the same manner and to the same extent that Buyer would have been required to perform it if no such succession had taken place.  In the event that Buyer sells a material portion (but less than substantially all) of the Assets, Buyer and Seller shall negotiate in good faith to adjust the provisions of this Section 2.7 appropriately.  For example, if Buyer sells its rights with respect to the Si4300/4300T Product, the Revenue Targets shall be appropriately lowered.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Any reference in this Article III to “Seller” shall be deemed to refer to Parent Seller and its Subsidiaries unless the context requires otherwise.  Seller  hereby represents and warrants to Buyer that the statements contained in this Article III are true and correct, except as expressly set forth in the disclosure schedule of Seller delivered to Buyer concurrently herewith (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Article III and (b) the other sections and paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

3.1           Organization of Parent Seller.  Parent Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Parent Seller has the requisite corporate power and authority to conduct its business (including the Business) as it is presently being conducted and to own, lease and operate its properties and assets (including the Assets).  Parent Seller is qualified or licensed to do business and is in good standing in each jurisdiction in which either the ownership or use of its property or assets or the conduct of its business requires such qualification or license, except for any failure to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2           Subsidiaries.  Schedule 3.2 sets forth each Subsidiary of Seller which owns, leases, operates or makes use of any of the Assets.  Parent Seller owns, directly or indirectly, all of the issued and outstanding capital stock of each Subsidiary listed on Schedule 3.2.  Each of the Subsidiaries listed on Schedule 3.2, is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of the Subsidiaries listed on Schedule 3.2 has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets.  Each of the Subsidiaries listed on Schedule 3.2 is qualified or licensed to do business and is in good standing in each jurisdiction in which either the ownership or use of its property or assets or the conduct of its business requires such qualification or license, except for any failure to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.3           Authorization.  Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Seller.  No other corporate actions or proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements to which it is a party or the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms.  Upon execution and delivery of the Ancillary Agreements, such Ancillary Agreements will be duly executed and delivered by Seller and will constitute the valid and legally binding obligations of Seller, enforceable in accordance with their terms.

3.4           Absence of Certain Changes.  Since the Balance Sheet Date, there has not been (i) any Material Adverse Effect, (ii) any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (iii) any event which, if it had taken place following the Balance Sheet Date, would not have been permitted by Section 5.2 of this Agreement without the prior consent of Buyer.

3.5           Tangible Assets.  Seller has good and marketable title to, or a valid leasehold interest in, the tangible Assets taking into account sales of Inventory in the ordinary course.  All such tangible Assets are in good operating condition and repair, ordinary wear and tear excepted, and have been maintained in accordance with normal industry practice.

3.6           Facilities.  True and complete copies of each Facility Lease (including all amendments, supplements, extensions and modifications thereto) have been delivered or made available to Buyer.  Subject to obtaining the consent of the lessor to the extent required by any Facility Lease, Seller or the Transferred Subsidiary (as applicable) is not in Default under the terms of such Facility Lease.  The Facility Leases entered into by the French Subsidiary are all commercial leases as governed by provisions of the Commercial Code replacing the decree no53-960 of 30 September 1953 as well as the provisions of such decree not yet codified in the Commercial Code and the French Subsidiary benefits from the commercial ownership in respect to these leases.  Seller does not own any real property, the use and operations of which are primarily related to the Business.

3.7           Contracts and Commitments.

(a)           Contracts.  Schedule 3.7 sets forth a list of all material Contracts of the following categories to which Seller is party as of the Execution Date, including:

(i)            Contracts for the lease of any Assets which constitute personal property;

(ii)           licensing, development and royalty Contracts (and any other Contracts involving Intellectual Property Rights) involving material Assets or with material obligations of or to Seller (excluding purchase orders or invoices entered into in the ordinary course of business);

(iii)          Contracts with any customers listed in Schedule 3.18 containing material warranty obligations on the part of Seller (other than under its unmodified form of standard customer agreement, the form of which has been made available to counsel to Buyer);

(iv)          any partnership or joint venture Contracts;

(v)           Contracts with any Governmental Entity;

(vi)          collective bargaining or union Contracts;

(vii)         any employment Contracts for Business Employees involving severance, termination, golden parachute, or other similar payments in excess of $25,000 to any Business Employee following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

(viii)        confidentiality and non-disclosure Contracts (whether Seller is the beneficiary or the obligated party thereunder);

(ix)           any Contract prohibiting the Business or the owner thereof from competing with any Person with respect to the Business in any geographic area; and

(x)            any other Contract not otherwise covered above which is (a) an Assumed Contract and (b) material to the Business.

Seller has delivered to Buyer copies of all of the Contracts listed on Schedule 3.7, including all amendments and supplements thereto.

(b)           Absence of Defaults.  All of the Assumed Contracts are valid, binding and enforceable obligations of Seller and, to the Knowledge of Seller, any other party thereto, in accordance with their terms, subject to applicable Law.  Seller is not and is not alleged to be in Default under any of the Assumed Contracts, and, to the Knowledge of Seller, no other party to any Assumed Contract is or is alleged to be in Default thereunder.  Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will conflict with, violate or result in or constitute a breach, lapse, cancellation, modification or Default under (with the giving of notice or passage of time or both), or result in the termination or modification of, or accelerate the performance required under, or result in a right of termination or acceleration of, any Assumed Contract set forth on Schedule 3.7(a).

3.8           No Conflict or Violation.  Neither the execution, delivery and performance of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (a) violate any provision of Seller’s Certificate of Incorporation or Bylaws, (b) require Seller to give any notice to, or make any filing with, or obtain any authorization, consent or approval of any Governmental Authority (other than under the HSR Act or under the laws of Germany) or (c) violate any Law or Court Order applicable to the Business or the Assets.

3.9           Financial Statements.

(a)           December 30, 2006 is referred to herein as the “Balance Sheet Date.”  Schedule 3.9 hereto sets forth the unaudited pro forma consolidated balance sheet with respect to the Business at the Balance Sheet Date (the “Balance Sheet”) and unaudited pro forma consolidated statement of operations with respect to the Business with respect to Seller’s fiscal year ending on the Balance Sheet Date (the “Operating Statement” and collectively with the Balance Sheet, the “Financial Statements”).  The Financial Statements (i) have been prepared in accordance with the books and records regularly maintained by management of Seller and used to prepare the audited consolidated financial statements of Seller, (ii) have been derived from and reconciled to those books and records used to prepare the audited consolidated financial statements which have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and (iii) fairly present, in all material respects, the financial position and results of operations of the Business as of the dates thereof and for the applicable periods then ended.

(b)           There are no Assumed Liabilities of the nature required to be disclosed on financial statements prepared in accordance with GAAP (other than footnotes thereto), except for such liabilities or obligations (i) stated or provided for in the Financial Statements, (ii) set forth on Schedule 3.9(b) or (iii) incurred by the Business in the ordinary course of business since the Balance Sheet Date and that, solely in the case of clause (iii), would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.10         Litigation.

(a)           Schedule 3.10 sets forth all Actions pending as of the Execution Date, or to the Knowledge of Seller, threatened (including cease and desist letters or letters stating that Seller or its Subsidiaries may wish to avoid an infringement claim by licensing a third-party’s Intellectual Property Rights) as of the Execution Date against Seller or any of its Subsidiaries (i) with respect to the Business or the Assets, (ii) against the Transferred Subsidiaries or (iii) seeking to prohibit the transactions contemplated by this Agreement and the Ancillary Agreements.  As of the Execution Date, neither Seller nor any Transferred Subsidiary is subject to any Court Order adversely affecting the Business or the Assets.

(b)           There is no Action pending, or to the Knowledge of Seller, threatened (including cease and desist letters or letters stating that Seller or its Subsidiaries may wish to avoid an infringement claim by licensing a third-party’s Intellectual Property Rights) against Seller or any of its Subsidiaries (i) with respect to the Business or the Assets, (ii) against the Transferred Subsidiaries, or (iii) seeking to prohibit the transactions contemplated by this Agreement and the Ancillary Agreements, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither Seller nor any Transferred Subsidiary is subject to any Court Order affecting the Assets or the Business except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.11         Labor Matters.  Except as set forth on Schedule 3.11, Seller is not a party to, or bound by, any collective bargaining or labor agreement with respect to the Business.  In the past three years, Seller has not experienced any material strike or similar collective bargaining or labor dispute.

3.12         Compliance with Law.  Seller is and has conducted the Business in compliance with all Laws and Court Orders relating to the Business, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Since January 1, 2004, Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any Laws or Court Orders related to the Assets, the Business or the Transferred Subsidiaries.

3.13         Brokers.  Seller has no liability or obligation to pay any fees or commissions to any broker, finder or similar agent with respect to the transactions contemplated by this Agreement for which Buyer would become liable or obligated.  No Transferred Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

3.14         Intellectual Property Rights.

Business IPR.  The (i) Transferred Business IPR, (ii) Field IPR (as defined in the Intellectual Property License Agreement and together with the Transferred Business IPR, the “Business IPR”) and (iii) the IPR set forth on Schedule 3.14(a), collectively constitute all IPR used by Seller or its Subsidiaries in the conduct by Seller and its Subsidiaries of the Business as currently conducted.

(b)           Rights.  Subject to any licenses granted by Seller to third parties and licenses granted to, and use restrictions binding upon, Seller (copies of all of which have been provided to Parent Buyer), Seller (i) owns all right, title and interest in and to the Transferred Business IPR, free and clear of any Encumbrance and (ii) has the right to grant the licenses in the Field IPR granted in the Intellectual Property License Agreement.  The IPR registrations and applications specifically identified on Schedule 1.1(e) as Transferred Business IPR have not expired or been abandoned.  To the Knowledge of Seller, no Software included in the Transferred Business IPR is or contains Viral Software.

(c)           Non-infringement.  The manufacture, use and sale of the Products and the operation of the Business as it is currently conducted do not (i) to the Knowledge of Seller, infringe any Patent or (ii) materially infringe or violate any of the Trade Secrets, Copyrights or Mask Works of any other Person. To the Knowledge of Seller, the Transferred Business IPR is not invalid or unenforceable.  Notwithstanding any other provision of this Agreement or the Intellectual Property License Agreement, this Section 3.14(c), the second sentence of Section 3.14(b) and Section 3.10 contain the sole and exclusive representations and warranties as to the validity of Seller’s and/or its Subsidiaries’ Intellectual Property Rights and/or Seller’s or its Subsidiaries’ infringement or other violation of any third-party Intellectual Property Rights.

(d)           In-Licenses.  Except as set forth on Schedule 3.14(d), Seller does not have any contractual obligation to compensate any Person for the use of any of the Transferred Business IPR.  Except as set forth on Schedule 3.14(d), Seller has not licensed any of the Transferred Business IPR from a third Person or entered into a Contract that would restrict Buyer’s use of any of the Transferred Business IPR.

(e)           Out-Licenses.  Schedule 3.14(e) lists all Contracts pursuant to which Seller has granted any third Person a license under any Transferred Business IPR.

(f)            Trade Secret Information.  Seller has taken reasonable actions to protect and maintain the confidentiality of the Trade Secret Information included in the Transferred Business IPR, and has executed (i) confidentiality and invention assignment agreements with all employees and contractors (including former employees and contractors) that have contributed to the creation or invention of or have had access to such Trade Secret Information and (ii) invention assignment agreements with all employees and contractors that have contributed to the creation or invention of Patents included in the Transferred Business IPR.

3.15         Employee Benefit Plans.

(a)           Definitions.  The following terms, when used in this Section 3.15, shall have the following meanings.  Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

(i)            Benefit Arrangement.  “Benefit Arrangement” shall mean any employment, consulting, severance, retention, change of control or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which

(A)          (1) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (2) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Seller or an ERISA Affiliate or under which Seller or any ERISA Affiliate may incur any Liability, and (3) covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with such entities), or

(B)           is a plan covering employees or former employees of any Foreign Subsidiary (with respect to their relationship with such entities) which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

(ii)           Employee Plans.  “Employee Plans” shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

(iii)          ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(iv)          ERISA Affiliate.  “ERISA Affiliate” shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, Seller as defined in Section 414(b), (c), (m) or (o) of the Code.

(v)           Foreign Subsidiary.  “Foreign Subsidiary” shall mean any Subsidiary organized under the laws of or doing business in any country other than the United States.

(vi)          Multiemployer Plan.  “Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, which any Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or maintained, administered, contributed to or was required to contribute to, or under which any Seller or any ERISA Affiliate has or may have any Liability.

(vii)         Pension Plan.  “Pension Plan” shall mean

(A)          any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (1) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate may incur any Liability and (2) which covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with such entities), or

(B)           any plan covering employees or former employees of any Foreign Subsidiary (with respect to their relationship with such entities) which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A); provided, however, that any statutory pension plan covering employees or former employees of any Foreign Subsidiary (with respect to their relationship with such entities) shall also be deemed a Pension Plan for purposes hereof.

(viii)        Welfare Plan.  “Welfare Plan” shall mean

(A)          any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, (1) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Seller or any ERISA Affiliate may incur any Liability and (2) which covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with such entities), or

(B)           any plan covering employees or former employees of any Foreign Subsidiary (with respect to their relationship with such entities) which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A) provided, however, that any statutory welfare benefit plan covering employees or former employees of any Foreign Subsidiary (with respect to their relationship with such entities), including any statutory severance or termination protection benefits, shall also be deemed a Welfare Plan for purposes hereof.

(b)           Disclosure; Delivery of Copies of Relevant Documents and Other Information.  Schedule 3.15 contains a complete list of material Employee Plans which cover Business Employees or any former employee, director or consultant of any Foreign Subsidiary (with respect to their relationship with such entities).  Copies of each of the following documents have been made available by Seller to Buyer:  (i) each material Welfare Plan, Pension Plan and Multiemployer Plan (and, if applicable, related trust agreements) which covers Business Employees or any former employee, director or consultant of any Foreign Subsidiary (with respect to their relationship with such entities) and all amendments thereto, and (ii) each Employee Plan which covers or has covered Business Employees (with respect to their relationship with Seller) and a description of any such Employee Plan which is not in writing.  Each Employee Plan that is also a French Subsidiary Plan is set forth on the Schedule of French Subsidiary Plans.

(c)           Representations.

(i)            No Pension Plan.  Neither Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(ii)           Multiemployer Plans.  None of the Employee Plans is a “multiemployer plan” (as defined in Section 3(37) of ERISA regardless of ERISA’s applicability thereto) or a multi-employer benefit plan.

(iii)          Retiree Obligations.  No Welfare Plan provides retiree life insurance, retiree health or other retiree employee welfare benefits to any person, except as may be required by COBRA or other applicable law, and neither Seller nor any ERISA Affiliate has ever promised to or contracted with any Business Employee that such Business Employee would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by law.

(iv)          General Compliance.  Each Employee Plan that covers any Business Employee or any former employee, director or consultant of any Foreign Subsidiary has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Laws and Court Orders, including ERISA and the Code.

(v)           Schedule 3.15(c)(v) sets forth a true and complete list of all Business Personnel (with names redacted for Business Personnel who are employed by the French Subsidiary) together with their salaries, target annual bonus or commission (if applicable) and location, in each case as of the Execution Date.  As of the Execution Date, no undertaking to employ any additional persons has been given by the French Subsidiary.

(vi)          Each Employee Plan intended to be “qualified” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualified status.

(vii)         All contributions, premiums and other amounts required to be paid under the French Subsidiary Plans or by applicable Law have been paid on a timely basis in accordance with such applicable Law and the terms of such French Subsidiary Plans, except for any failure to make such payments that would not result in a material liability to Buyer.  The French Subsidiary has duly and timely filed all returns with the social and retirement Governmental Authorities.

(viii)        Except as disclosed in Schedule 3.15(c)(viii), no Business Employee is on short-term or long-term disability leave, secondment, statutory leave of absence or receiving benefits pursuant to any workers’ compensation legislation or is on any other leave of absence.

(ix)           Except as disclosed in Schedule 3.15(c)(ix), neither Seller nor any of its Subsidiaries has made any formal plan or any promise to improve or change the benefits provided under any Employee Plan covering Business Employees.

(x)            No material claim has been made, commenced or, to Seller’s knowledge, threatened with respect to any French Subsidiary Plan or any employee or former employee of the French Subsidiary in connection with their employment (other than routine claims for benefits payable in the ordinary course, and appeals of any denied claims).

(xi)           No Employee Plan provides for any bonus, retirement, severance, job security or similar benefit or any accelerated or enhanced payment or benefit to any Business Employees as a result of the transactions contemplated herein.

(xii)          There is no collective redundancy or social plan in the French Subsidiary and there have been no collective redundancies during the previous 12 months.

3.16         Tax Matters

(a)           Lien.  There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Business or the assets of the Transferred Subsidiaries.

(b)           Tax Returns.  All Tax Returns required to be filed by or with respect to the Business or the Transferred Subsidiaries have been timely filed, and all such Tax Returns are complete and correct in all material respects.  All Taxes due and payable with respect to the Business or the Transferred Subsidiaries, whether or not shown on such Tax Returns have been paid in full.

(c)           Tax Audits.  There is no Action pending with respect to any Tax with respect to the Business or the Transferred Subsidiaries.

(d)           Foreign Person.  Parent Seller is not a “foreign person” as defined in Section 1445 of the Code.

(e)           Tax Sharing Agreements.  As of the Closing Date, none of the Assets or the Business shall be bound by any such Tax sharing agreements or similar arrangements.

(f)            Transferred Subsidiaries.  The unpaid Taxes not yet due of the Transferred Subsidiaries did not, as of the date set forth on Schedule 3.16(f), exceed the reserve for Tax liability set forth on Schedule 3.16(f).  The Transferred Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a change in method of accounting for a taxable period (or portion thereof) ending prior to the Closing Date, (B) any current agreement with a Tax authority, (C) any intercompany transaction, (D) any installment sale or open transaction made on or prior to the Closing Date or (E) as a result of any prepaid amount received on or prior to the Closing Date.  The value of the assets and liabilities of the French Subsidiary appearing in their accounts correspond to the tax value of the said assets and liabilities.  None of the Transferred Subsidiaries (A) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or other consolidated income Tax Return, (B) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by contract, or otherwise, or (C) has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.  No power of attorney granted by or with respect to the Transferred Subsidiaries relating to Taxes is currently in force.

3.17         Inventory.  All Inventory has been created or acquired in the ordinary course of business.  All Inventory is fit for the purpose for which it was procured or manufactured and such Inventory (i) is not obsolete, damaged or defective and (ii) is of a good quality usable or saleable in the ordinary course of business, subject only in the case of each of clause (i) and (ii) to the reserve for Inventory write down as of the Balance Sheet Date set forth on Schedule 3.17, as adjusted for operations and transactions through the Closing Date in the ordinary course of business.

3.18         Customers.  Schedule 3.18 sets forth a list of the names of the Business’ ten largest end customers (by revenue relating to the Business for Seller’s 2006 fiscal year) and shows the approximate total revenues for each such customer relating to the Business for Seller’s 2006 fiscal year.

3.19         Environmental Matters.  Except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect, (a) the Business and the Assets are, and at all prior times have been, in continuous compliance with all applicable Environmental Laws, (b) Seller has not received any Environmental Claim, and to the Knowledge of Seller, there is no threatened Environmental Claim, (c) Seller has not assumed, contractually or by operation of Law, any Liabilities under any Environmental Laws and (d) Seller holds, and is in material compliance with, all Governmental Authorizations required under Environmental Laws to conduct the Business.

3.20         Related Party Transactions.  Except as set forth on Schedule 3.20, neither Seller nor any of its Subsidiaries is a party to any contract or agreement with respect to the Business or the Assets with any of its affiliates, other than any contract or agreement that (i) was entered into upon fair and reasonable terms no less favorable to Seller or any of its Subsidiaries, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person not an affiliate and (ii) may be terminated by Buyer without cost or liability to Buyer immediately after the Closing.

3.21         Entire Business.  Except as set forth on Schedule 3.21, on the Closing Date, by virtue of the sale of the Assets to Buyer, Seller and its Subsidiaries will sell, transfer and assign to Buyer all of the assets and properties of any kind used by Seller or its Subsidiaries in the conduct by Seller and its Subsidiaries of the Business as currently conducted.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article IV are true and correct, except as expressly set forth in the disclosure schedule of Buyer delivered to Seller concurrently herewith (the “Buyer Disclosure Schedule” and together with the Seller Disclosure Schedule, the “Disclosure Schedules”). The Buyer Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article IV, and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Article IV and (b) the other sections and paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

4.1           Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of The Netherlands.  Buyer has the requisite company power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties and assets.  Buyer is qualified or licensed to do business and is in good standing in each jurisdiction in which either the ownership or use of its property or assets or the conduct of its business requires such qualification or license.

4.2           Authorization.  Buyer has the requisite company power and authority to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery by Buyer of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action by Buyer.  No other corporate actions or proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the Ancillary Agreements, when executed and delivered, will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their terms.

4.3           No Conflict or Violation.  Neither the execution, delivery and performance of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of Buyer’s organizational documents, (b) conflict with, violate or result in or constitute a breach, lapse, cancellation, modification or Default under (with the giving of notice or passage of time or both), or result in the termination or modification of, or accelerate the performance required under, or result in a right of termination or acceleration of, or require any notice under any material contract applicable to Buyer, (c) require Buyer to give any notice to, or make any filing with, or obtain any authorization, consent or approval of any Governmental Authority (other than under the HSR Act or under the laws of Germany) or (d) violate any Law or Court Order applicable to Buyer, except, in each case with respect to clauses (b), (c) and (d) above, for such violations, Defaults, terminations, failure or acceleration which would not in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

4.4           No Brokers.  Neither Buyer nor any of its officers, directors, employees, shareholders or Subsidiaries has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or any of its Subsidiaries to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

ARTICLE V.

COVENANTS OF SELLER AND BUYER

Seller and Buyer each covenant with the other as follows:

5.1           Further Assurances.  Upon the terms and subject to the conditions contained herein and to the extent permitted by Law, the parties agree (a) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, and (b) to cooperate with each other in connection with the foregoing.  Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to the Assumed Contracts, (ii) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by governmental authorities, and (iii) to fulfill all conditions to this Agreement.

5.2           Conduct of Business.  From the Execution Date through the Closing, except as (a) expressly contemplated by this Agreement, (b) consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed) or (c) set forth on Schedule 5.2, Seller and its Subsidiaries shall (i) operate the Business (and maintain the Books and Records) in the ordinary course of business, (ii) use commercially reasonable efforts to preserve and maintain its business and relationships with employees, customers and suppliers of the Business and shall not take any of the following actions with respect to the Assets, the Assumed Liabilities or the Business:

(a)           increase the compensation or benefits of any Business Employee, except for such increases in the ordinary course of business;

(b)           establish, adopt, enter into, amend or terminate (or grant any waiver or consent under) any Employee Plan covering Business Employees or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan covering Business Employees if it were in existence as of the date of this Agreement, other than Employee Plans applicable or to be applicable to the employees of Seller and its Subsidiaries generally;

(c)           grant any license or sublicense, assign, transfer, pledge, lease or dispose of any Assets or rights (in whole or in part) under or with respect to any Business IPR, other than nonexclusive licenses necessary to operate the Business in the ordinary course consistent with past practice;

(d)           sell, assign, transfer, convey, lease, license, mortgage, pledge or otherwise dispose of, encumber or abandon any of the Assets, except for sales of inventory in the ordinary course of business;

(e)           make any change in its accounting methods or practices with respect to the Business, except insofar as may be required by a change in GAAP or applicable Law;

(f)            enter into, extend, modify, terminate or renew any Assumed Contract, except in the ordinary course of business;

(g)           settle or compromise any Action (whether or not commenced prior to the date of this Agreement) related to the Business or the Assets;

(h)           make any Tax elections; change an annual accounting period; adopt or change any accounting method with respect to Taxes; file any amended Tax Return; enter into any closing agreement; or settle or compromise any Tax claim or assessment if, in each case, such action could have an effect on the Assumed Liabilities, or on the Business or the Transferred Subsidiaries after the Closing; or

(i)            enter into any agreement or legally binding commitment, whether oral or written, to do any of the foregoing.

5.3           Regulatory.  Seller and Buyer will make any and all filings required under the HSR Act and the initial filing under the HSR Act shall be made as promptly as practicable, but in any event within ten (10) days following the Execution Date.  Buyer will also make any filings required under any similar applicable Laws of Germany (the “Buyer Competition Filings”).  Each Buyer Competition Filing shall be made as promptly as practicable, but in any event within ten (10) days following the Execution Date.  Seller and Buyer shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of such laws.  Buyer will be solely responsible for all filing fees for the transactions contemplated hereby under the HSR Act or similar applicable Laws of any other Governmental Authority.

5.4           Employee Matters.

(a)           Buyer shall extend an offer of employment to each Business Employee (such employees who accept Buyer’s offers of employment and the Business Employees of the French Subsidiary are hereinafter referred to as the “Rehired Employees”), which offers shall be on terms which provide aggregate compensation and benefits substantially equivalent in the aggregate to each such employee’s current compensation and benefits (other than any equity-based compensation benefits) prior to the Closing.  Seller shall terminate the employment of all Business Employees (other than Business Employees of the French Subsidiary) effective upon the Closing.  To the extent permitted by Buyer’s benefit plans, Buyer shall cause each Rehired Employee to be treated as though such individual had been continuously employed by Buyer from the date that such individual was first employed by Seller or its Subsidiaries for purposes of eligibility, waiting periods, pre-existing periods, and similar purposes.  Buyer shall cause each Rehired Employee to have a beginning balance of accrued vacation equal to the accrued vacation accrued as an employee of Seller, which accrued vacation shall be no greater than the accrued vacation set forth on Schedule 5.4(a).

(b)           Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Rehired Employees at any time, with or without cause.

(c)           No provision of this Agreement shall create any third party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Buyer or under any benefit plan which Buyer may maintain.

(d)           On the Closing Date, Buyer shall deliver a list to Seller of all Rehired Employees.  As soon as practicable thereafter and in exchange for a general release of all claims from each Rehired Employee, Seller will:

(i)            amend each outstanding stock option award agreement to which each such Rehired Employee is a party under the Silicon Laboratories Inc. 2000 Stock Incentive Plan to provide that all vested options held by such Rehired Employee as of the Closing Date (and any options that become vested options pursuant to Section (ii) below) may be exercised at any time on or prior to December 31, 2007 and any Seller-imposed, post-exercise holding period requirements shall be eliminated;

(ii)           amend each outstanding stock option award agreement to which each such Rehired Employee is a party under the Silicon Laboratories Inc. 2000 Stock Incentive Plan to provide that all unvested stock options subject to such agreement which would have vested on or before December 31, 2008 under the original vesting schedule set forth in each such agreement had such Rehired Employee continued to be employed by Parent Seller, or an affiliate of Parent Seller, through December 31, 2008, shall vest in a single lump sum on the Closing Date; and

(iii)          amend each outstanding restricted stock units agreement to which each such Rehired Employee is a party under the Silicon Laboratories Inc. 2000 Stock Incentive Plan to provide that all restricted stock units subject to such agreement which would have vested on or before December 31, 2008 under the original vesting schedule set forth in each such agreement had such Rehired Employee continued to be employed by Parent Seller, or an affiliate of Parent Seller, through December 31, 2008, shall vest in a single lump sum on the Closing Date.

(e)           Seller shall be entitled to any deductions and shall be responsible for any withholding taxes related to the transactions described in Section 5.4(d) above.

5.5           Exclusivity.  From the Execution Date until the earlier of (i) the termination of this Agreement pursuant to Section 10.2 or (ii) the Closing Date, each of Seller and its Representatives shall not (A) solicit, initiate or continue any negotiations with any Person other than Buyer and its Representatives regarding the sale of the Business or the Assets contemplated by this Agreement (other than sales of Inventory in the ordinary course) or (B) otherwise effect any transaction inconsistent with the transactions contemplated hereby or by the Ancillary Agreements, and Seller shall immediately terminate any such existing activities or discussions with any Person other than Buyer and its Representatives.

ARTICLE VI.

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller:

6.1           Representations, Warranties and Covenants.  Except as would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereunder, the representations and warranties made by Buyer in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date).  Qualifiers in the representations and warranties regarding “material”, “material adverse effect” or similar materiality qualifiers shall be ignored for purposes of determining whether a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereunder has occurred.  Buyer shall have performed or complied in all material respects with all of its obligations under Article II and covenants under Article V to be performed or complied with by Buyer on or prior to the Closing Date.

6.2           No Actions or Court Orders.  No Law or Court Order of a Governmental Authority of competent jurisdiction shall be in effect prohibiting or preventing the consummation of the transactions contemplated hereby or by the Ancillary Agreements.  No Action brought by any Governmental Authority of competent jurisdiction shall have been commenced (and be pending) against Buyer seeking to prohibit or otherwise prevent consummation of the transactions contemplated hereby or by the Ancillary Agreements.  The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been terminated.

6.3           Execution and Delivery of Ancillary Agreements.  Buyer shall have executed and delivered the following Ancillary Agreements to Seller:

(a)           the Assignment and Assumption Agreement in the form attached as Exhibit A (the “Assignment and Assumption Agreement”);

(b)           the Escrow Agreement, in the form attached hereto as Exhibit B (the “Escrow Agreement”);

(c)           the Intellectual Property License Agreement, in the form attached hereto as Exhibit C (the “Intellectual Property License Agreement”);

(d)           the Transition Services Agreement, in the form attached hereto as Exhibit D (the “Transition Services Agreement”); and

(e)           the French Local Sale Agreement.

6.4           Officer’s Certificate.  Seller shall have received from Buyer an officer’s certificate, signed by an authorized executive officer of Buyer, stating that the conditions set forth in Sections 6.1 have been satisfied.

ARTICLE VII.

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer:

7.1           Representations, Warranties and Covenants.  The representations set forth in clauses (i) and (ii) of Section 3.4 shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date.  Except as would not have a Material Adverse Effect, the representations and warranties made by Seller in this Agreement (other than clauses (i) and (ii) of Section 3.4) shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date).  Other than with respect to clauses (i) and (ii) of Section 3.4, qualifiers in the representations and warranties regarding “material”, “Material Adverse Effect” or similar materiality qualifiers shall be ignored for purposes of determining whether a Material Adverse Effect has occurred.  Seller shall have performed or complied in all material respects with all of its obligations and covenants to be performed or complied with by Seller on or prior to the Closing Date.

7.2           No Actions or Court Orders.  No Law or Court Order of a Governmental Authority of competent jurisdiction shall be in effect prohibiting or preventing the consummation of the transactions contemplated hereby or by the Ancillary Agreements.  No Action brought by any Governmental Authority of competent jurisdiction shall have been commenced (and be pending) against Seller or any of its Subsidiaries seeking to prohibit or otherwise prevent consummation of the transactions contemplated hereby or by the Ancillary Agreements.  The applicable waiting period, including any extension thereof, under the HSR Act shall have expired.

7.3           Execution and Delivery of Ancillary Agreements.  Seller shall have executed and delivered each of the following documents to Buyer:

(a)           the Bill of Sale, in the form attached hereto as Exhibit E (the “Bill of Sale”);

(b)           an Intellectual Property Assignment Agreement in the form attached hereto as Exhibit F (the “Intellectual Property Assignment Agreement”);

(c)           a certificate of non-foreign status from Parent Seller and a certificate of Subsidiary Seller indicating that none of the Assets to be purchased from Subsidiary Seller pursuant to this Agreement are a “United States real property interest” within the meaning of Section 897(c)(1)(A) of the Code, with each such certificate in form and substance acceptable to Buyer and in compliance with the Code and Treasury Regulations, to establish that the sale of the Transferred Subsidiaries and any other transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code;

(d)           the Escrow Agreement, in the form attached hereto as Exhibit B;

(e)           the Intellectual Property License Agreement, in the form attached hereto as Exhibit C;

(f)            the Transition Services Agreement, in the form attached hereto as Exhibit D;

(g)           the French Local Sale Agreement;

(h)           the current version of the bylaws of the French Subsidiary; and

(i)            the current corporate registers of shareholders’ decisions of the French Subsidiary.

7.4           Officer’s Certificate.  Buyer shall have received from Seller an officer’s certificate, signed by an authorized executive officer of Seller, stating that the conditions set forth in Section 7.1 have been satisfied.

7.5           Employees.  At least 80% of the Business Employees shall either (a) have accepted in writing (and not withdrawn such acceptance) Buyer’s offer of employment or (b) remain employed by the French Subsidiary at the time of Closing.

ARTICLE VIII.

CONSENTS TO ASSIGNMENT

8.1           Consents to Assignment.  Seller and Buyer shall each use their commercially reasonable efforts to obtain all necessary consents, approvals, waivers and other actions, in form and substance reasonably satisfactory to Buyer, from third parties necessary to transfer, assign and convey the Assets (including the assignment of the Assumed Contracts) to Buyer and to vest in Buyer good and marketable title thereto.  Seller shall not be liable for any costs associated with physically delivering the Assets to Buyer.  Upon the receipt following the Closing Date of any such approval, consent or waiver, such Assumed Contract shall, without any further action on the part of Buyers or Seller, be deemed to have been assigned by Seller to Buyer and assumed by Buyer as of the date of such approval, consent or waiver.   Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Assumed Contract if an attempted assignment thereof, without the consent of a third party thereto, would constitute a Default thereof.  If such consent is not obtained, then to the extent both (i) requested by Buyer and (ii) permitted by Law and the Assumed Contract, for a period of up to one year immediately following the Closing Date (at Buyer’s expense):

(a)           Seller and Buyer will use commercially reasonable efforts to cause Buyer to have the benefits and obligations under any such Assumed Contract; and

(b)           Seller will continue to perform under any such Assumed Contract at the reasonable direction of Buyer and will cooperate with Buyer and use its commercially reasonable efforts to subcontract such Assumed Contract to Buyer, or provide to Buyer the benefits under any such Assumed Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach, Default, termination or cancellation by such third party or otherwise or, at Buyer’s direction, appoint Buyers to be Seller’s representative and agent solely with respect to such Assumed Contract, as applicable.

If and to the extent that such arrangement cannot be made within one year following the Closing Date, Buyer shall not have any obligation or rights with respect to any such Assumed Contract and such Contract shall not be deemed an Asset.

ARTICLE IX.

ACTIONS BY SELLER AND BUYER
AFTER THE CLOSING

9.1           Books and Records.  Seller shall be entitled to retain a copy of the Books and Records for administrative, non-business purposes only and such copy shall be kept strictly confidential and not disclosed to any other person, except as may be required by Law.  Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose.  The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.

9.2           Indemnification.

(a)           Survival.  All of the representations and warranties made by each party in this Agreement or in any attachment, Exhibit, Disclosure Schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of (and claims based upon or arising out of such representations and warranties may be asserted at any time before the date which shall be) one year following the Closing; provided, however, that the representations and warranties contained in Section 3.16 (Tax Matters) shall survive until 90 days following the expiration of the applicable statute of limitations, giving effect to any extensions or waivers thereof.

(b)           By Seller.  Seller shall indemnify, save and hold harmless Buyer and its Representatives, from and against any and all costs, losses, Taxes, Liabilities, obligations, deficiencies, claims, demands, and expenses, including reasonable attorneys’ fees, settlement costs, interest, and penalties (herein, “Damages”), to the extent resulting from (i) any breach of any representation or warranty made by Seller in this Agreement; (ii) any breach of any covenant or agreement made by Seller in this Agreement; and (iii) any Excluded Liabilities.  Damages shall be reduced by the amount of any insurance benefits actually received or Tax benefits net of any tax detriments with respect to such Damages.

(c)           By Buyer.  Buyer shall indemnify and save and hold harmless Seller and its Representatives from and against any and all Damages to the extent resulting from (i) any breach of any representation or warranty made by Buyer in this Agreement; (ii) any breach of any covenant or agreement made by Buyer in this Agreement; or (iii) from and after the Closing, any Assumed Liability.

(d)           Cooperation.  The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.

(e)           Defense of Claims.  If a claim for Damages (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a “Claim Notice”) to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.2.  If any Action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within 15 days after the service of the citation or summons).  The failure of any indemnified party to give timely notice hereunder shall not limit rights to indemnification hereunder, except to the extent that the indemnifying party is damaged by such failure.  After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such Action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such Action include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld.  If the indemnifying party fails to assume the defense of such claim within 15 days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party.  In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.  The indemnifying party shall be liable for any settlement of any Action effected pursuant to and in accordance with this Section 9.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

(f)            Brokers and Finders.  Pursuant to the provisions of this Section 9.2, each of Buyer and Seller shall indemnify, hold harmless and defend the other party from the payment of any and all broker’s and finder’s expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

(g)           Limitations.

(i)            Buyer shall not be entitled to indemnification pursuant to Sections 9.2(b)(i) for Damages which exceed, in the aggregate, the Escrow Amount (the “Cap”).  Seller shall not be entitled to indemnification pursuant to Sections 9.2(c)(i) for Damages which exceed, in the aggregate, $14,250,000 (the “Buyer Cap”).  Notwithstanding anything to the contrary in this Section 9.2(g), neither the Cap nor the Buyer Cap, as applicable, shall be applicable with respect to Damages resulting from fraud.  NEITHER BUYER NOR SELLER SHALL BE LIABLE FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES PURSUANT TO THIS SECTION 9.2, OTHER THAN INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES PAYABLE TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.

(ii)           Other than as provided for in Section 9.3, with the exception of claims based upon fraud, from and after the Closing, the right of each party to assert indemnification claims and receive indemnification payments pursuant to this Section 9.2 shall be the sole and exclusive right and remedy exercisable by such party with respect to the matters set forth in this Section 9.2 (it being understood that nothing in this Section 9.2 or elsewhere in this Agreement shall affect any party’s rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement).

(iii)          Buyer shall not be entitled to indemnification pursuant to Section 9.2(b)(i) unless the aggregate amount of Damages for which Seller is liable exceeds $2,850,000 (the “Damages Threshold”).  If the aggregate amount of indemnifiable Damages incurred by Buyer exceeds the Damages Threshold, Buyer shall be entitled to indemnification only for the amount of any such Damages in excess of the Damages Threshold.

(iv)          Seller shall not be entitled to indemnification pursuant to Section 9.2(c)(i) unless the aggregate amount of Damages for which Buyer is liable exceeds $2,850,000 (the “Damages Threshold”).  If the aggregate amount of indemnifiable Damages incurred by Seller exceeds the Damages Threshold, Seller shall be entitled to indemnification only for the amount of any such Damages in excess of the Damages Threshold.

(h)           Characterization of Payments.  Any payments made to any party pursuant to Section 9.2 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by law

9.3           Tax Indemnity.

(a)           Seller shall indemnify and hold harmless Buyer from:

(i)            any and all Liabilities for Taxes of the Business and the Transferred Subsidiaries with respect to any Pre-Closing Tax Period;

(ii)           any and all liability (as a result of Treasury Regulation Section 1.1502-6 or otherwise) for Taxes of Seller or any other person which is or has ever been affiliated with the Transferred Subsidiaries or with whom any of the Transferred Subsidiaries otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date;

(iii)          all liability for Taxes arising (directly or indirectly) as a result of the transactions set forth in Section 10.18; and

(iv)          any payments required to be made on or after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which a Transferred Subsidiary was obligated, or was a party, on or prior to the Closing Date.

(b)           Notwithstanding any provision in this Agreement to the contrary, the obligations of a party to indemnify and hold harmless another party pursuant to this Section 9.3 shall survive until 90 days following the expiration of the applicable statute of limitations, giving effect to any extensions or waivers thereof.

9.4           Non-Compete; Non-Solicitation.

(a)           “Restricted Period” shall mean a period of 2 years from and after the Closing Date.  Seller hereby agrees that during the Restricted Period, Seller and Seller’s Subsidiaries shall not, directly or indirectly, engage anywhere in the world in activities with respect to the “Restricted Business”.  “Restricted Business” means (i) CMOS power amplifier integrated circuits; (ii) CMOS transceiver integrated circuits; (iii) CMOS baseband integrated circuits; (iv) baseband software; and/or (v) the integration of (i) to (iv) in integrated circuits or systems, in each of cases (i) through (v) to the extent used to receive and/or transmit signals complying with one or more of the cellular communications standards GSM, GPRS, EDGE, UMTS (including WCDMA), CDMA and their derivatives, extensions and successors.  Restricted Business does not include activities by Seller and Seller’s Subsidiaries with respect to the Retained Products.

(b)           From the Execution Date through the end of the Restricted Period, Seller shall not, and shall cause its controlled affiliates not to, without the prior written consent of Buyer, directly or indirectly solicit for employment or hire any person listed on Schedule 1.1(g) identified as Business Personnel.  From the Execution Date through the end of the Restricted Period, Buyer shall not, and shall cause its controlled affiliates not to, without the prior written consent of Seller, directly or indirectly solicit for employment any employee of Seller (other than Business Personnel).  From the Execution Date through the first anniversary of the Closing Date, Buyer shall obtain the written consent of Seller prior to making an offer of employment to any Austin-based employee of Seller (other than Business Personnel), which consent shall not be unreasonably withheld.  Seller and Buyer agree that Buyer’s hiring an employee of Seller (other than Business Personnel), during the period set forth in the preceding sentence is to be considered an exceptional condition requiring the attention of both managements.

(c)           During the Restricted Period, Seller and its Subsidiaries shall be permitted to license or sublicense, either directly or indirectly, in the field of the Restricted Business only the Intellectual Property Rights owned by or licensed to them (other than any Intellectual Property Rights licensed to them from Buyer and its Subsidiaries pursuant to Section 3.2 of the Intellectual Property License Agreement) that does not relate exclusively to the Business (the “Permitted IPR”), solely (i) for the sale of their own components, subassemblies or subsystems (“Seller Components”) for incorporation into the products or systems of unrelated parties (“Third Party Products”) or (ii) to allow unrelated parties to make Seller Components to incorporate into Third Party Products. For the avoidance of doubt, the above license covers unrelated parties’ incorporation of Seller Components into Third Party Products, but does not cover any Third Party Product as a whole, any components of a Third Party Product other than Seller Components or the incorporation of any components other than Seller Components into any Third Party Product.  Further, any direct or indirect licensing or sublicensing by Seller or its Subsidiaries in the field of the Restricted Business that is not expressly authorized above is prohibited during the Restricted Period.

(d)           Seller and Buyer agree and acknowledge that the restrictions in this Section 9.4 are reasonable in scope, duration and area and are necessary to protect Buyer and Seller after the Closing Date.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of such term or provision to the extent necessary to make it valid and enforceable and this Section 9.4 shall be enforceable as so modified.

9.5           Tax Matters.

(a)           Tax Books and Records.  Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each of Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Assets for a period of at least 6 years following the Closing Date.  Buyer and Seller shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Assets.

(b)           Allocation of Property Taxes.  Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Assets attributable to the Pre-Closing Tax Period.  Buyer shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Assets attributable to the Post-Closing Tax Period.  All Property Taxes levied with respect to the Assets for the Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period, as follows:  the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.  Upon receipt of any bill for such Property Taxes relating to the Assets, Buyer, on one hand, and Seller, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.5(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement.  In the event that Buyer or Seller shall make any payment for which it is entitled to reimbursement under this Section 9.5(b), the applicable party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  In the case of Taxes with respect to a Straddle Period that are not described above, the amount of any such Taxes for which Buyer or Seller shall be responsible shall be determined as if such taxable period ended as of the close of business on the Closing Date.

(c)           Tax Returns.

(i)            With respect to any Tax Period that ends on or prior to the Closing Date, Seller shall prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with past practices) with the appropriate taxing authorities all Tax Returns required to be filed, and shall pay all Taxes related to the Business or the Transferred Subsidiaries due with respect to such Tax Returns; provided, however, that no such Tax Return with respect to the Transferred Subsidiaries shall be filed without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed .

(ii)           Buyer shall prepare (or cause to be prepared) and file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Business or the Transferred Subsidiaries for taxable years or periods beginning after the Closing Date and shall remit any Taxes due in respect of such Tax Returns.

(iii)          For any Straddle Period of the Business or the Transferred Subsidiaries, Buyer shall timely prepare or cause to be prepared, and file or cause to be filed, all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns; provided that two days prior to the filing of such Tax Returns Seller shall remit to Buyer any amount owed by Seller pursuant to Sections 9.5(b) and 9.3 with respect to the taxable periods covered by such Tax Returns.  Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to the filing thereof and Buyer shall make such changes to such Tax Return as are reasonably requested by Seller.  No such Tax Return shall be filed without the prior written consent of Seller, which consent will not be unreasonably withheld or delayed.

(d)           Allocation Agreement.  Seller and Buyer agree to use their best efforts to enter into an agreement (the “Allocation Agreement”) as soon as practicable following the Closing Date (but in any event no later than 100 days after the Closing Date) to allocate the Purchase Price, the Assumed Liabilities, and all other capitalizable costs among the Assets for all applicable Tax purposes, including Code Section 1060.  Buyer shall initially prepare a statement setting forth a proposed computation and allocation of the aggregate purchase price (the “Computation”) and submit it to Seller no later than 14 days after the Closing Date.  For all purposes, Seller and Buyer agree that $11,800,000 of the Purchase Price shall be allocated to the sale and purchase of the French Subsidiary and $7,500,000 of the Purchase Price shall be allocated to the sale and purchase of the California Subsidiary.  If, within 7 days of Seller’s receipt of the Computation, Seller shall not have objected in writing to such Computation, the Computation shall become the Allocation Agreement.  If 21 days after Seller’s receipt of the Computation, Seller and Buyer have not adopted an Allocation Agreement, any disputed aspects of the Allocation Agreement shall be resolved within 60 days of Seller’s receipt of the Computation, by a law firm or internationally recognized independent public accounting firm mutually acceptable to Seller and Buyer (the “Neutral Arbiters”), which shall resolve such dispute pursuant to, first, the terms of this Agreement and, second, the application of applicable Tax Laws to the relevant facts.  The decision of the Neutral Arbiters shall be final, and the costs, expenses and fees of the Neutral Arbiters shall be borne equally by Seller and Buyer. Seller and Buyer shall report the Tax consequences of the transactions contemplated by this Agreement consistent with the terms of this Agreement and the Allocation Agreement.  After the Closing, from time to time, Seller and Buyer shall agree upon revisions to the Allocation Agreement to reflect any adjustments to the consideration.  Any disputes regarding such revisions to the Allocation Agreement shall be resolved by the Neutral Arbiter.  Buyer and Seller agree to (i) be bound by the Allocation Agreement, as revised under the terms of this Agreement, (ii) act in accordance with the Allocation Agreement, as revised under the terms of this Agreement, in the preparation of and the filing of all Tax Returns (including filing Forms 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) take no position and cause their Subsidiaries to take no position inconsistent with the Allocation Agreement for income Tax purposes, including United States federal and state income Tax and non-U.S. income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.  Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction if such filing is required by Law, each of Buyer and Seller shall deliver to the other a copy of its Forms 8594.

(e)           Closing Costs; Transfer Taxes and Fees.  Except as otherwise set forth below, Seller and Buyer shall each bear and be liable for 50% of the transfer, documentary, sales, use, registration, stamp, value-added and other similar taxes (including all applicable real estate transfer taxes), including any penalties, interest and additions to tax, incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”).  Seller or Buyer, as the case may be, as “paying party” shall pay to the appropriate Governmental Authority the Transfer Taxes for which it is liable under applicable law.  The paying party shall present a statement to the nonpaying party setting forth the amount of reimbursement to which the paying party is entitled.  The nonpaying party shall reimburse the paying party for 50% of such Transfer Taxes within 10 days after delivery of such statement, but the nonpaying party shall not be obligated to reimburse the paying party any earlier than 5 days before such payment is due.  Seller and Buyer shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of any Transfer Tax laws.  To the extent legally able to do so, Buyer shall deliver to Seller exemption certificates satisfactory in form and substance to Seller with respect to Transfer Taxes if such delivery would reduce the amount of Transfer Taxes that would otherwise be imposed. Any disputes under this provision shall be resolved by the Neutral Arbiter within 30 days of the submission of such dispute to the Neutral Arbiter.  Buyer shall pay all costs of applying for new Permits.  Notwithstanding the foregoing, Seller shall be solely responsible for any Transfer Taxes related to the transactions contemplated in Section 10.18 hereof.

9.6           Litigation Support.  In the event and for so long as either Buyer or Seller is actively contesting or defending against any Action in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving or relating to the Business or the Assets, the other party will reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, use commercially reasonable efforts to make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 9.2).

9.7           French Subsidiary.  As promptly as practicable following the Closing, Buyer shall change the name of the French Subsidiary to a name not including the name “Silicon Laboratories” or similar words.  From and after the Closing Date, Buyer shall cease to publicly use the name Silicon Laboratories France SARL or derivatives thereof.

ARTICLE X.

MISCELLANEOUS

10.1         Termination.

(a)           This Agreement may be terminated prior to Closing only under the following circumstances:

(i)            by mutual written consent of Buyer and Seller;

(ii)           by Buyer if (a) Seller’s representations and warranties set forth in Article III shall be untrue or Seller shall not have complied with all of its obligations under Article II or covenants in Article V hereunder through the Closing, in each case in a manner that would cause the condition set forth in Section 7.1 to not be satisfied, (b) Buyer shall have notified Seller of such breach, and (c) the breach has continued without cure for a period of 30 days after such notice of breach;

(iii)          by Seller if (a) Buyer’s representations and warranties set forth in Article IV shall be untrue or Buyer shall not have complied with all of its obligations under Article II or covenants in Article V through the Closing, in each case in a manner that would cause the condition set forth in Section 6.1 to not be satisfied, (b) Seller shall have notified Buyer of such breach and (c) the breach has continued without cure for a period of 30 days after such notice of breach;

(iv)          by Buyer or Seller if the Closing shall not have occurred on or before June 8, 2007; provided, however, that the right to terminate this Agreement under this Section 10.1(a)(iv) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(v)           by Buyer or Seller if any Court Order permanently prohibits or prevents the consummation of the transactions contemplated hereby and such Court Order shall have become final and non-appealable.

(b)           In the Event of Termination.  In the event of termination of this Agreement prior to the Closing:

(i)            Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

(ii)           The provisions of the Confidentiality Agreement shall continue in full force and effect; and

(iii)          No party hereto shall have any further Liability to any other party to this Agreement, except (x) for any willful breach of this Agreement occurring prior to the proper termination of this Agreement for which a party shall be fully liable and (y) as stated in subsections (i) and (ii) of this Section 10.1(b).  The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

10.2         Assignment.  Except as otherwise set forth in the following sentence, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party.  Each party hereto acknowledges and agrees that Buyer may at any time prior to the Closing assign all or a portion of its rights and obligations hereunder to one or more wholly owned Subsidiaries of Buyer (provided that (i) Buyer remains liable for the performance by each such affiliate of its obligations hereunder and (ii) such assignment does not materially disadvantage Seller).  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, remedy, benefit, Liability or obligation under this Agreement as a third party beneficiary or otherwise.

10.3         Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested.  In each case, notice shall be sent to:

If to Seller, addressed to: Silicon Laboratories Inc. 400 West Cesar Chavez Austin, Texas 78701 Attention: General Counsel

With a copy to: DLA Piper US LLP 1221 South Mopac, Suite 400 Austin, Texas 78746 Attention: Philip Russell, P.C.

If to Buyer, addressed to: NXP B.V. High Tech Campus 60 5656 AG Eindhoven The Netherlands Attention: Guido R.C. Dierick

With a copy to: Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: Sean Rodgers

or to such other place as either party may designate as to itself by written notice to the others.

10.4         Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

10.5         Entire Agreement; Amendments and Waivers. This Agreement, the Ancillary Agreements and the Confidentiality Agreement, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedules), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement or any exhibits or schedules hereto shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing.

10.6         Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.7         Expenses.  Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and the Ancillary Agreements and to any action taken by such party in preparation for carrying this Agreement and the Ancillary Agreements into effect.

10.8         Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

10.9         Performance by Subsidiaries.  Each of Seller and Buyer shall cause their respective Subsidiaries to perform any obligations to be performed pursuant to this Agreement and hereby guarantee such performance by their respective Subsidiaries.

10.10       Titles; Gender.  The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

10.11       Public Statements and Press Releases.  The parties hereto covenant and agree that, except as provided for herein below, each will not from and after the Execution Date make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made, and the parties shall issue a mutually acceptable press release as soon as practicable after the Execution Date and after the Closing Date.  Notwithstanding the foregoing, in the case of announcements, statements, acknowledgments or revelations which either party is required by applicable Law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by applicable Law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than 2 Business Days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to obtain prior consent of the other party.  Each party hereto agrees that it will not unreasonably withhold any such consent or clearance.

10.12       Cumulative Remedies.  All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at Law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

10.13       Service of Process.  Each party hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under New York law.

10.14       Arbitration.  Notwithstanding anything herein to the contrary, any claim or dispute arising out of or related to this Agreement, the interpretation, making performance, breach or termination thereof, shall be finally and exclusively settled by binding arbitration to be held in New York, New York.  The arbitration shall be made in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and such arbitration shall be conducted by an arbitrator chosen by mutual agreement of Buyer and Seller; failing such agreement, the arbitration shall be conducted by 3 independent arbitrators, one chosen by Seller, one chosen by Buyer and such two arbitrators shall mutually select a third arbitrator, with any decision of two such arbitrators shall be binding; provided, however, if such arbitrators fail to agree on a third arbitrator within 20 days, either Buyer or Seller may make written application to Judicial Arbitration and Mediation Services (“JAMS”), New York, New York for the appointment of a single arbitrator (the “JAMS Arbitrator”) to resolve the dispute by arbitration.  At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within 10 Business Days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the JAMS Arbitrator should have; provided, however, the selection of the JAMS Arbitrator shall be the exclusive decision of JAMS and shall be made within 30 days of the written application to JAMS.  The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted under New York law to resolve the dispute.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Each party shall pay its own costs and expenses (including counsel fees) of any such arbitration.  The parties hereto expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrator(s) hereunder; provided, however, the foregoing shall not limit the rights of either party to bring a proceeding in any applicable jurisdiction to conform, enforce or enter judgment upon such award (and the rights of the other party, if such proceeding is brought, to contest such confirmation, enforcement or entry of judgment).

10.15       Investigation by Buyer.  From the Execution Date through the Closing Date, to the extent permitted by Law, Seller shall (i) permit Buyer access at reasonable times (in a manner so as not to interfere with the normal operation of the Business) to the officers and Books and Records of Sellerconcerning the Business (ii) furnish Buyer and its Representatives with all backward-looking financial, operating and other historical data and information relating to the Business or the Assets as Buyer, through its Representatives, may from time to time reasonably request and (iii) make available the senior officers of Seller, upon reasonable prior notice and during normal business hours, to confer from time to time with the appropriate officers of Buyer regarding the ongoing operations of the Business, the implementation of the transactions contemplated hereby and other matters related hereto.  No investigation pursuant to this Section 10.15 shall affect any representations or warranties of the parties herein or any indemnification rights with respect thereto or the conditions to the obligations of the parties hereto.

10.16       Interpretation; Rules of Construction.

(a)           When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  References to a Person are also to its permitted successors and assigns.

(b)           The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement, and, therefore, waive to the fullest extent possible the application of any applicable law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document

10.17       Knowledge.  Whenever used in this Agreement, “to the Knowledge of Seller” or related terms shall mean the actual knowledge of those individuals listed on Schedule 10.17.

10.18       Pre-Closing Transfers.  Prior to Closing, Seller shall procure that the French Subsidiary shall contribute (a) any Excluded Assets and (b) all assets that are not primarily related to the Business, in each case, to Silembia (the “Retained French Subsidiary”).  The French Subsidiary shall transfer (i) all of the capital stock of the Retained French Subsidiary and (ii) all rights and obligations under the Share Purchase Agreement between the French Subsidiary and the former shareholders of Silembia to Subsidiary Seller in exchange for the cancellation of all indebtedness owed by the French Subsidiary to Subsidiary Seller.  Prior to Closing, Seller shall procure that the employees of the French Subsidiary listed on Schedule 10.18 shall be transferred to the Retained French Subsidiary.  Prior to Closing, Cash held by the California Subsidiary and the French Subsidiary shall be transferred to the Parent Seller or Subsidiary Seller.  Prior to Closing, any Contract between any Transferred Subsidiary on one hand and Seller or its Subsidiaries on the other hand (other than an Assumed Contract listed on Schedule 1.1(a)) shall be terminated.  If any inconsistency, ambiguity or question of intent or interpretation arises concerning the relationship between this Agreement and any agreement between the French Subsidiary and the Retained French Subsidiary, it shall be resolved in favor of this Agreement and this Agreement shall prevail

10.19       Schedules.  No reference to, or disclosure of, any item or other matter in the Disclosure Schedules to this Agreement shall be construed as an admission or indication that such item or other matter (a) is material or could have a Material Adverse Effect, (b) did not occur in the ordinary course of business, or (c) is required to be disclosed in the Disclosure Schedules.  No disclosure in the Disclosure Schedules shall be deemed an admission to any Governmental Authority or other Person.  The Disclosure Schedules are intended to qualify the representations, warranties and covenants contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants.

IN WITNESS WHEREOF, the parties hereto have caused this Sale and Purchase Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

NXP B.V.

By	/s/ Theo A.C.M. Claasen
Name:	Theo A.C.M. Claasen
Its:	Executive Vice President

By	/s/ Peter A.M. van Bommel
Name:	Peter A.M. van Bommel
Its:	Executive Vice President and CFO

NXP Semiconductors France SAS

By	/s/ Charles Smit
Name:	Charles Smit
Its:	Authorized Representative

Silicon Laboratories Inc.

By	/s/ Necip Sayiner
Name:	Necip Sayiner
Its:	President and Chief Executive Officer

Silicon Laboratories International Pte. Ltd.

By	/s/ CK Tan
Name:	CK Tan
Its:	Managing Director

Signature Page to Sale and Purchase Agreement

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

(See attached.)

EXHIBIT B

ESCROW AGREEMENT

(See attached.)

EXHIBIT C

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (“Agreement”) is effective as of the Closing Date, between Silicon Laboratories Inc., a Delaware corporation (“Parent Seller”), and Silicon Laboratories International Pte. Ltd., a private limited company organized under the laws of Singapore (“Subsidiary Seller”) (collectively “Seller”), and NXP BV, a limited liability company organized under the laws of The Netherlands (“Parent Buyer”), NXP Semiconductors France SAS, a company incorporated under the laws of France (“Subsidiary Buyer,” and together with Parent Buyer, “Buyer”). For the purpose of this Agreement, unless otherwise defined herein, all initially capitalized terms are defined in and shall have the meaning specified in the Sale and Purchase Agreement (as defined below).

RECITAL

WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the Business;

WHEREAS, Seller and Buyer have entered into a Sale and Purchase Agreement, dated as of February 8, 2007 (“Sale and Purchase Agreement”); and

WHEREAS, as part of the foregoing, each of Buyer and Seller desire to grant the other party certain license rights under certain Intellectual Property Rights, and each of Seller and Buyer desires to obtain such licenses.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises of the parties, and for the good and valuable consideration set forth in the Sale and Purchase Agreement, the parties agree as follows:

ARTICLE I — DEFINITIONS

As used herein, the terms below shall have the following meanings.  Any such terms, unless the context otherwise requires, may be used in the singular or plural, depending on the reference.

1.1           “Blocks” means all mask works, circuit blocks, design methodologies and similar items in the Transferred Business IPR.

1.2           “Excluded Products” means those products and projects set forth on Schedule 1 and any products that are substantially similar thereto.

1.3           “Field” means (i) CMOS power amplifier integrated circuits; (ii) CMOS transceiver integrated circuits; (iii) CMOS analog and digital baseband integrated circuits; (iv) baseband software; and/or (v) the integration of one or more of the circuits and software listed in (i) to (iv) above into integrated circuits or systems in each case of (i) to (v) where such integrated circuit, system or software is used to receive and/or transmit signals complying with any current or future cellular communication standards, including but not limited to GSM, GPRS, EDGE, UMTS (including WCDMA), CDMA and their derivatives, extensions and successors.

1.4           “Field IPR” means all IPR (other than the Transferred Business IPR, any Trademarks or any IPR described in subsection (j) of the “Excluded Assets” in the Sale and Purchase Agreement) owned by the Seller or its Subsidiaries (or licensed by any of them, to the extent sublicensable hereunder without additional monetary liability to Seller or its Subsidiaries) as of the Closing Date that (i) have been used, developed or held for use by the Seller or its Subsidiaries in the  Field at any time prior to the Closing Date or (ii) would be infringed by any of Buyer or its Subsidiaries’ current or future  products or services within the scope of the Field, excluding for both (i) and (ii), IPR used by Seller or its Subsidiaries as of the Closing Date exclusively in or exclusively in connection with the products and projects on Schedule 1.

1.5           “Field Patents” means all Patents included in the Field IPR.

1.6           “Intellectual Property Rights” or “IPR” shall mean all U.S. and foreign intellectual property rights, including without limitation (i)(a) patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications (“Patents”), (b)  trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof (“Trademarks”), (c) copyrights and rights under copyrights, including copyrights in Software, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof (“Copyrights”), (d)  mask work rights and registrations and applications for registration thereof (“Mask Works”), (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the Laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefore (“Databases”); (f) any rights in discoveries, inventions, developments, processes, designs and techniques that are not included in the definition of “Patents,” including any documents, memoranda, reports, studies, data or analyses relating thereto, (g) and any rights in trade secrets, know-how, and confidential, proprietary or non-public information, including documents containing the foregoing, analyses thereof, research, and lists (“Trade Secret Information”); and (h) Residuals.

1.7           “Other Field IPR” means all Field IPR other than Patents.

1.8           “Residuals” means Trade Secret Information in nontangible form (i.e., not in written or other documentary form, including tape, disk or other storage), including without limitation ideas, know-how or techniques, that is retained in the unaided memory of employees due to their past work for Seller or its Subsidiaries.

ARTICLE II— LICENSE FROM SELLER

2.1           Field Patent License to Buyer.  Subject to the terms and conditions of this Agreement, Seller, on behalf of itself and its Subsidiaries, grants to Buyer and its Subsidiaries a worldwide, paid-up, non-transferable (except as set forth in Section 9.12 hereof), non-exclusive license under Field Patents in connection with their current and future activities in the Field including the right to make, have made, use, sell, offer for sale, and import products and offer services (and to incorporate products as components, subassemblies or subsystems in other products made, used and/or sold by or on behalf of Buyer and its Subsidiaries) in the Field (but excluding Excluded Products), without the right of sublicense other than as set forth in Section 2.4.  For the avoidance of doubt, this license covers (i) all Field Patents in existence as of the Closing Date, and all subsequent divisions, continuations, continuations-in-part(but these only to the extent based on inventions existing as of the Closing Date), re-examinations, re-issues, provisionals, extensions and counterparts relating thereto, and (ii) all Field Patents issuing after the Closing Date that arise from applications filed for inventions reduced to practice prior to the Closing Date.

2.2           Other Field IPR License to Buyer.  Subject to the terms and conditions of this Agreement, Seller, on behalf of itself and its Subsidiaries, grants to Buyer and its Subsidiaries a worldwide, paid-up, non-transferable (except as set forth in Section 9.12 hereof), non-exclusive license under the Other Field IPR, in connection with their current and future activities in the Field, including the right to make, have made, use, sell, offer for sale, and import products and offer services (and to incorporate products as components, subassemblies or subsystems in other products made, used and/or sold by or on behalf of Buyer and its Subsidiaries) in the Field (but excluding Excluded Products), without the right of sublicense other than as set forth in Section 2.4.

2.3           Use of Residuals by Buyer.  Seller, on behalf of itself and its Subsidiaries, acknowledges that Buyer and its Subsidiaries may freely use in any field of use (whether within or outside the scope of the Field) after the Closing Date all of the Residuals possessed by Rehired Employees, subject to Article IV.  Such right to use Residuals shall not constitute or be deemed a license under any patents of Seller or its Subsidiaries.

2.4           Subsidiaries/Sublicensing.  Each Subsidiary licensed under Section 2.1 or 2.2 shall be bound by the terms and conditions of this Agreement.  Any such license granted to such party shall terminate on the date such party ceases to be a Subsidiary, provided that the parties shall negotiate in good faith a transition license period sufficient to cover the reasonable transition needs of such Subsidiary.  Buyer and its Subsidiaries may sublicense their licensed rights (i) in Section 2.1 and 2.2, to vendors, suppliers, distributors, customers, end-users and other parties in the normal supply and distribution chain or other third-party licensees (“Covered Parties”) solely (a) for the resale or redistribution of Buyer and its Subsidiaries’ products, (b) for the sale of Buyer and its Subsidiaries’ own components, subassemblies or subsystems (“Buyer Components”) solely for incorporation into the products to be distributed or sold by the Covered Parties (“Covered Products”) or (c) to allow Covered Parties to make Buyer Components solely for incorporation into Covered Products, subject to Article IV (but for the avoidance of doubt, the above sublicenses do not cover Covered Products as a whole, any components, subassemblies or subsystems of Covered Products (even other components, subassemblies or subsystems sold by Buyer or its Subsidiaries) that are not Buyer Components or the incorporation of any components, subassemblies or subsystems other than Buyer Components into Covered Products, but do cover the incorporation of Buyer Components into Covered Products) and (ii) in Section 2.2, also to their authorized licensees, sublicensees, agents, contractors or employees, subject to Article IV.

ARTICLE III — LICENSE FROM BUYER

3.1           Transferred Business IPR License to Seller.

3.1.1        License Outside Field.  Subject to the terms and conditions of this Agreement, Buyer, on behalf of itself and its Subsidiaries, grants to Seller and its Subsidiaries a worldwide, paid-up, non-transferable (except as set forth in Section 9.12 hereof), non-exclusive license under any and all Transferred Business IPR (other than Trademarks), including without limitation all Blocks (the “Buyer IPR”), in connection with their current and future activities outside the Field, including the right to make, have made, use, sell, offer for sale, and import products and offer services (and to incorporate products as components, subassemblies or subsystems in other products made, used and/or sold by or on behalf of Seller and its Subsidiaries) outside the Field (and the right to use or reuse any Blocks outside the Field in connection therewith), without the right of sublicense other than as set forth in Section 3.4.  For the avoidance of doubt, this license includes (i) all Patents included in the Transferred Business IPR and in existence as of the Closing Date, and all subsequent divisions, continuations, continuations-in-part(but these only to the extent based on inventions existing as of the Closing Date), re-examinations, re-issues, provisionals, extensions and counterparts relating thereto, and (ii) all Patents issuing after the Closing Date that arise from applications filed for inventions reduced to practice prior to the Closing Date, to the extent any of them are included in the Transferred Business IPR; but (iii) excludes any Intellectual Property Rights owned by Buyer and its Subsidiaries other than the Transferred Business IPR, except as expressly set forth in this Agreement.

3.1.2        License for Components.  Subject to the terms and conditions of this Agreement, Buyer, on behalf of itself and its Subsidiaries, grants to Seller and its Subsidiaries an additional worldwide, paid-up, non-transferable (except as set forth in Section 9.12 hereof), non-exclusive license under any and all Buyer IPR that does not relate exclusively to the Business, solely (i) for the sale of their own components, subassemblies or subsystems licensed under Section 3.1.1 (“Seller Components”) solely for incorporation into Covered Products or (ii) to sublicense to Covered Parties, solely to allow such Covered Parties to make Seller Components to incorporate into Covered Products, in each case, solely for the sale of Covered Products in or outside of the Field.  For the avoidance of doubt, the above license does not cover any Covered Product as a whole, any components, subassemblies or subsystems of Covered Products (even other components, subassemblies or subsystems sold by Seller or its Subsidiaries) that are not Seller Components or the incorporation of any components, subassemblies or subsystems other than Seller Components into Covered Products, but does cover the incorporation of Seller Components into Covered Products.  For the avoidance of doubt, this license includes (a) all Patents included in the Transferred Business IPR and in existence as of the Closing Date that do not relate exclusively to the Business, and all subsequent divisions, continuations, continuations-in-part(but these only to the extent based on inventions existing as of the Closing Date that do not relate exclusively to the Business), re-examinations, re-issues, provisionals, extensions and counterparts relating thereto, and (b) all Patents issuing after the Closing Date that arise from applications filed for inventions reduced to practice prior to the Closing Date that do not relate exclusively to the Business, to the extent any of them are included in the Transferred Business IPR; but (iii) excludes any Intellectual Property Rights owned by Buyer and its Subsidiaries, except as expressly set forth in this Agreement.

3.2           Other Buyer License to Seller.  Subject to the terms and conditions of this Agreement, Buyer, on behalf of itself and its Subsidiaries, grants to Seller and its Subsidiaries a worldwide, paid-up, personal and non-transferable, non-exclusive license under any and all of its and their Patents with respect to Seller and its Subsidiaries’ use of any Blocks in their businesses outside the Field, provided that, in addition to Buyer’s remedies in Article V, Seller expressly acknowledges, on behalf of itself and its Subsidiaries, that the license in this Section 3.2 shall terminate automatically, without the requirement of notice from Buyer, upon the commencement of any action or proceeding (that is not a claim for breach of this Agreement or a counterclaim) by or on behalf of Seller or any of its Subsidiaries that Buyer or any of its Subsidiaries has Infringed any of Seller or its Subsidiaries’ Patents.  For the avoidance of doubt, notwithstanding anything in Section 9.12 to the contrary, this license in Section 3.2 is personal to Seller and its Subsidiaries in existence as of the Closing Date, and may not be (i) assigned, sublicensed (except as set forth in Section 3.4.3), or assumed in bankruptcy, including assignments by operation of law or otherwise, including via a change of control (which shall be deemed an “assignment” for purposes of this Section 3.2), merger or reorganization (regardless of whether Seller or its Subsidiaries are the surviving party); or (ii) used by Seller or its Subsidiaries in connection with any assets, businesses or lines of business acquired from other persons after the Closing Date, in each case, without the prior written consent of Buyer in its sole discretion.  Any attempted transaction in violation of the foregoing shall be void ab initio and of no force or effect.  For the further avoidance of doubt, if any of Seller or its Subsidiaries’ products contain components, subassemblies or subsystems other than the above-licensed Blocks, the license in this Section 3.2 does not cover such products as a whole or any components, subassemblies or subsystems of such products that are not the above-licensed Blocks or the incorporation of such other components, subassemblies or subsystems with or into any of the above-licensed Blocks.

3.3             Use of Residuals by Seller. Buyer, on behalf of itself and its Subsidiaries, acknowledges that Seller and its Subsidiaries may freely use in any field of use (whether within or outside the scope of the Field) after the Closing Date all of the Residuals that relate to the Business and are possessed by their employees, subject to Article IV.  Such right to use Residuals shall not constitute or be deemed a license under any patents, of Buyer or its Subsidiaries.

3.4           Subsidiaries/Sublicensing.

3.4.1        Each Subsidiary licensed under Section 3.1 or 3.2 shall be bound by the terms and conditions of this Agreement.  Any such license granted to such party shall terminate on the date such party ceases to be a Subsidiary, provided that the parties shall negotiate in good faith a transition license period sufficient to cover the reasonable transition needs of such Subsidiary.

3.4.2        Seller and its Subsidiaries may sublicense their licensed rights in Section 3.1.1 to Covered Parties, solely (a) for the resale or redistribution of Seller and its Subsidiaries’ products, (b) for the sale of Seller Components solely for incorporation into Covered Products or (c) to allow Covered Parties to make Seller Components solely for incorporation into Covered Products, in each case, outside the Field and subject to Article IV.  For the avoidance of doubt, the above sublicenses do not cover Covered Products as a whole, any components, subassemblies or subsystems of Covered Products (even other components, subassemblies or subsystems sold by Seller or its Subsidiaries) that are not Seller Components or the incorporation of any components, subassemblies or subsystems other than Seller Components into Covered Products, but do cover the incorporation of Seller Components into Covered Products.

3.4.3        Seller and its Subsidiaries may sublicense their licensed rights in Section 3.2 to Covered Parties, solely (a) for the resale or redistribution of Seller and its Subsidiaries’ products, (b) for the sale of Seller Components solely for incorporation into Covered Products or (c) to allow Covered Parties to make Seller Components solely for incorporation into Covered Products, in each case, outside the Field subject to Article IV.  For the avoidance of doubt, the above sublicenses do not cover Covered Products as a whole, any components, subassemblies or subsystems of Covered Products (even other components, subassemblies or subsystems sold by Seller or its Subsidiaries) that are not Seller Components, the incorporation of any components, subassemblies or subsystems other than Seller Components into such Covered Product, or the incorporation of Seller Components into Covered Products.

ARTICLE IV — CONFIDENTIALITY

4.1           Confidentiality.  Each party, on behalf of itself and its Subsidiaries, agrees that for a period of three years from the Closing Date, it shall (i) use commercially reasonable internal confidentiality and security procedures, including but not limited to written non-disclosure provisions in its dealings with other parties, to protect the other party’s Trade Secret Information from unauthorized disclosure, and (ii) disclose such Trade Secret Information only to those licensees, sublicensees, agents, contractors or employees who have a need to know same for the receiving party to exploit the benefits of its licenses granted hereunder and who agree in writing not to disclose such Trade Secret Information to any unauthorized person.  Notwithstanding these restrictions, either party may disclose the other party’s Trade Secret Information to the extent disclosure is implied by its necessary incorporation into products, provided that such party utilizes commercially reasonable efforts to minimize the form and substance of the Trade Secret Information disclosed thereby.  Each party agrees and acknowledges that violation of these provisions by the other party or its Subsidiaries (or authorized third parties receiving Trade Secret Information from any of them) will cause irreparable harm to the non-violating party and that the non-violating party shall be entitled to seek an injunction (without necessity to post bond) or other temporary relief in addition to the non-violating party’s other rights at law or in equity.

4.2           Exceptions.  The obligations in Section 4.1 shall not cover any information (i) that the owning party discloses to a third party with no further restrictions on its disclosure; (ii) that becomes known to the industry or the public through no fault of the receiving party; or (iii) that the receiving party develops independently or obtains from another legitimate source.  A party may disclose information as required to be disclosed pursuant to applicable law, statute, rule, regulation, court order or legal process, provided that in this case, the receiving party shall promptly notify the owning party of any such requirement, disclose no more information than is so required and cooperate, at the owning party’s request and expense, with all attempts by the owning party to obtain a protective order or similar treatment.

ARTICLE V — RELEASE FROM BUYER

5.1           Buyer’s Release.  Buyer, on behalf of itself and its Subsidiaries (“Releasing Parties”), completely and irrevocably releases and covenants not to sue Seller and/or its Subsidiaries from any claims that their operation of the Business or use of the Transferred Business IPR, in each case, prior to the Closing Date infringed, misappropriated or violated (“Infringed”) any of Buyer or its Subsidiaries’ current or future IPR.  Seller and its Subsidiaries may not assign this release, in whole or in part, except as set forth in Section 9.12, and any such attempted assignment shall be null and void ab initio and of no force or effect.

5.2           Covered Parties.  The release in Section 5.1 covers Seller and its Subsidiaries and their Covered Parties with respect to any Infringements caused by Seller and its Subsidiaries, but do not cover any other actions of such Covered Parties.  For the avoidance of doubt, if any Covered Product contains Seller Components, the release in Section 5.1 does not cover such Covered Product as a whole or any other components, subassemblies or subsystems of such Covered Product (even other components sold by Seller or its Subsidiaries) that are not Seller Components or the incorporation of any components, subassemblies or subsystems other than Seller Components into such Covered Product, but does cover the incorporation of Seller Components into such Covered Product.

5.3           Facts Unknown.  In giving the release in Section 5.1, which include claims which may be unknown to the parties at present, the Releasing Parties hereby acknowledge that they are aware of and understand that statutory law of certain jurisdictions provide that a general release does not extend to claims which the releasing party does not know or suspect to exist in his, her or its favor at the time of executing the release, which if known by him, her or it must have materially affected settlement with the released party.

5.4           Waiver.  The Releasing Parties hereby expressly waive and relinquish all rights and benefits and any such law or legal principle in any jurisdiction with respect to claims released hereby.  The Releasing Parties further understand and acknowledge the significance and consequence of such specific waiver.

5.5           Non-Use of Certain Information.  Buyer, on behalf of itself and its Subsidiaries, covenants that it will not use any confidential information of Seller or its Subsidiaries that Buyer or its Subsidiaries learn from the present transaction or from Rehired Employees and that such Rehired Employees possess due to their work for Seller and its Subsidiaries (“Restricted Information”) to assert any claim against Seller or its Subsidiaries for Infringing any Intellectual Property Rights owned by Buyer or its Subsidiaries.  The covenant in this Section 5.5 covers Seller and its Subsidiaries and their Covered Parties with respect to any Infringements caused by Seller and its Subsidiaries, but does not cover any other actions of such Covered Parties.

ARTICLE VI — TERM AND TERMINATION

6.1           Term.  The term of this Agreement shall be from the Closing Date until the expiration of the last to expire of the Field IPR and Buyer IPR, unless previously terminated as hereinafter provided.  The licenses in Section 2.1, 2.2, 3.1 and 3.2 shall expire, with respect to individual Intellectual Property Rights licensed thereby, upon the expiration of each such right, provided that such expiration shall not affect the validity of such license with respect to any other licensed rights.

6.2           Voluntary Termination.  By written notice to the other party, each party may voluntarily terminate all or a specified portion of the license and rights granted to it hereunder.  Such notice shall specify the effective date of such termination and shall clearly specify the affected licensed rights.  Any such termination shall not affect the licenses granted to the other party by the terminating party.

6.3           Termination for Material Breach.  Either party may terminate the licenses it has granted to the other party hereunder, effective upon notice, if it is found in a final, non-appealable decision pursuant to Section 8.8 of this Agreement that (i) such party has materially breached any warranty, term, condition or covenant of this Agreement and failed to cure that breach within sixty days after written notice, specifying such breach in reasonable detail and (ii) termination is warranted under the circumstances.  Any such termination shall not affect the licenses granted to the other party by the breaching party.

6.4           Survival.  Termination or expiration of this Agreement and/or the licenses in Articles II and/or III shall not affect the release granted in Section 5.1, which is deemed irrevocable.  All provisions of this Agreement that, by their nature, would survive its expiration or termination, are deemed to survive such circumstances.

ARTICLE VII — LIMITATION OF LIABILITY

EXCEPT AS SET FORTH BELOW OR IN THE SALE AND PURCHASE AGREEMENT, IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY LOST PROFITS OR FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING WITHOUT LIMITATION NEGLIGENCE), ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THE FOREGOING SHALL NOT, HOWEVER, LIMIT THE AMOUNT OR TYPES OF DAMAGES AVAILABLE TO EITHER PARTY FOR ANY DISCLOSURE OF TRADE SECRET INFORMATION IN VIOLATION OF ARTICLE IV (CONFIDENTIALITY).

ARTICLE VIII — DISCLAIMER OF WARRANTIES

EXCEPT AS OTHERWISE SET FORTH IN THE SALE AND PURCHASE AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER ARE LICENSED WITHOUT ANY WARRANTIES WHATSOEVER, AND EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT.  Each party makes no warranty or representation under this Agreement as to the validity and/or scope of any IPR licensed by such party and its Subsidiaries to the other party hereunder or any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service by a licensed party hereunder will not Infringe any IPR of any person.

ARTICLE IX — MISCELLANEOUS

9.1           No Implied Licenses.  Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any IPR other than the rights expressly granted in this Agreement.

9.2           Licensee Bankruptcy Protection.  All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of title 11 of the United States Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code.  The parties agree that each of Seller and Buyer and their Subsidiaries, as licensees of such rights under Articles I and/or III of this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code.

9.3           Infringement Suits.  Neither party shall have any obligation hereunder to institute or maintain any claim against any party for the Infringement of any Intellectual Property Rights licensed hereunder, or to defend any claim brought by any person which challenges or concerns the validity of any of such rights.  A licensed party shall not have any right to institute any claim against any person for the Infringement of any Intellectual Property Rights licensed to such licensed party hereunder.

9.4           No Obligation to Provide Technical Assistance. Except as otherwise set forth in the Sale and Purchase Agreement and Transition Services Agreement, Seller shall not be obligated to provide Buyer with any technical assistance or to furnish Buyer with or obtain any documents, materials or other information.

9.5           No Obligation to Obtain or Maintain IPR.  Neither party is obligated to (a) file any patent application or to secure any patent or patent rights, (b) maintain any patent in force, (c) file any copyright registration application or to secure any registered copyright rights, or (d) file any mask work application or to secure any mask work rights, in each case, with respect to the Intellectual Property Rights it licenses to the other party hereunder.

9.6           Entire Agreement; Amendment; Waiver.  This Agreement, the Sale and Purchase Agreement and the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedules to the Sale and Purchase Agreement), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  No amendment, supplement, modification or waiver of this Agreement or any exhibits or schedules hereto shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing.

9.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

9.8           Arbitration.  Notwithstanding anything herein to the contrary, any claim or dispute arising out of or related to this Agreement, the interpretation, making performance, breach or termination thereof, shall be finally and exclusively settled by binding arbitration to be held in New York, New York.  The arbitration shall be made in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and such arbitration shall be conducted by an arbitrator chosen by mutual agreement of Buyer and Seller; failing such agreement, the arbitration shall be conducted by 3 independent arbitrators, one chosen by Seller, one chosen by Buyer and such two arbitrators shall mutually select a third arbitrator, with any decision of two such arbitrators shall be binding; provided, however, if such arbitrators fail to agree on a third arbitrator within 20 days, either Buyer or Seller may make written application to Judicial Arbitration and Mediation Services (“JAMS”), New York, New York, for the appointment of a single arbitrator (the “JAMS Arbitrator”) to resolve the dispute by arbitration.  At the request of JAMS the parties involved in the dispute shall meet with JAMS at its offices within 10 days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the JAMS Arbitrator should have; provided, however, the selection of the JAMS Arbitrator shall be the exclusive decision of JAMS and shall be made within 30 days of the written application to JAMS.  The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted under New York law to resolve the dispute.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Each party shall pay its own costs and expenses (including counsel fees) of any such arbitration.  The parties hereto expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrator(s) hereunder; provided, however, the foregoing shall not limit the rights of either party to bring a proceeding in any applicable jurisdiction to conform, enforce or enter judgment upon such award (and the rights of the other party, if such proceeding is brought, to contest such confirmation, enforcement or entry of judgment).

9.9           Injunctive Relief.  Notwithstanding the above arbitration provision, nothing shall prevent either party from seeking interim or injunctive relief from a court of competent jurisdiction in order to protect its Intellectual Property Rights.

9.10         Section Headings.  The section headings contained in this Agreement are inserted for reference purposes only and are not intended to be a part, nor should they affect the meaning or interpretation, of this Agreement.

9.11         Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to:

If to Seller, addressed to:
Silicon Laboratories Inc.
400 West Cesar Chavez
Austin, Texas 78701
Attention: General Counsel
Fax: (512) 428-1504

With a copy to:
DLA Piper US LLP
1221 South MoPac Expwy
Suite 400
Austin, Texas 78746
Attention: Philip Russell, P.C.
Fax: (512) 457-7001

If to Buyer, addressed to:
NXP B.V.
High Tech Campus 60
5656 AG Eindhoven
The Netherlands
Attention: Guido R.C. Dierick

With a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York 10017
Attention: Lori Lesser
Fax: (212) 455-2502

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

9.12         Assignability.

9.12.1      Except as provided in Section 9.12.2, neither party or its Subsidiaries may, directly or indirectly, in whole or in part, assign or transfer this Agreement or its rights or obligations hereunder, without the other party’s prior written consent in its sole discretion.  Any attempted assignment or transfer without such prior written consent shall be void ab initio and of no force or effect.

9.12.2      Notwithstanding Section 9.12.1, either party or its Subsidiaries may, without the consent of the other party, assign this Agreement, in whole or in part (i) to a Subsidiary; (ii) to an affiliate created due to an internal reorganization; or (iii) in connection with one or more sales (including asset and/or equity sales) of the businesses or a material portion thereof to which this Agreement relates to the respective purchasers or acquirers thereof, provided that, in the case of one or more partial assignments, the assigning party shall divest all of its interest with respect to a particular country, jurisdiction and/or field of use, such that no more than one person shall simultaneously hold the license for any particular rights licensed hereunder.

9.12.3      In the case of a Section 9.12.2(iii) assignment, (i) the licenses granted to the assigning party hereunder may be assigned or sublicensed to such purchasers or acquirers for use in their other businesses, subject to the same field of use restrictions applicable to the assigning party; and (ii) the licenses granted by the assigning party to the other party hereunder shall not be deemed to include any other Intellectual Property Rights owned by the purchaser or acquirer.

9.12.4      No assignment or transfer made pursuant to this Section 9.12 shall release the transferring or assigning party from any of its liabilities or obligations hereunder.  Without limiting the foregoing, in the event of a permitted assignment hereunder, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

9.12.5      Either party or its Subsidiaries may assign, transfer, sell, or otherwise dispose of any of the Intellectual Property Rights it has licensed to the other party and its Subsidiaries hereunder, in whole or in part, provided that the assignee, transferee or purchaser thereof must assume in writing the disposing party’s obligations under this Agreement.  Any attempted transaction in violation of the foregoing shall be void ab initio and of no force or effect.

9.12.6      For the avoidance of doubt, notwithstanding any of the foregoing language in this Section 9.12, the license in Section 3.2 is not assignable in any manner, in whole or in part.

9.13         Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

9.14         Independent Contractors.  The parties are independent contractors and there is no relationship of agency, partnership, joint venture, employment, or franchise between the parties.  Neither party has the authority to bind the other or to incur any obligation on its behalf.

9.15         Remedies Cumulative.  All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

9.16         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

WHEREFORE, the parties have signed this Intellectual Property License Agreement effective as of the Closing Date.

SILICON LABORATORIES INC.	NXP BV
ON BEHALF OF ITSELF AND ITS SUBSIDIARIES	ON BEHALF OF ITSELF AND ITS SUBSIDIARIES

By:	By:

Name:	Name:

Title:	Title:

SILICON LABORATORIES INTERNATIONAL PTE. LTD.	NXP SEMICONDUCTORS FRANCE SAS

ON BEHALF OF ITSELF AND ITS SUBSIDIARIES	ON BEHALF OF ITSELF AND ITS SUBSIDIARIES

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE 1

(See attached.)

EXHIBIT D

TRANSITION SERVICES AGREEMENT

(See attached.)

EXHIBIT E

BILL OF SALE

(See attached.)

EXHIBIT F

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

(See attached.)

SALE AND PURCHASE AGREEMENT

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii